 As filed with the Securities and Exchange Commission on February 9, 1999.

                                                 Registration No. 333-71467
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                    FORM S-3

                            AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                      APPLIED SCIENCE AND TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               04-2962110
                                        (I.R.S. Employer Identification Number)
    (State or other jurisdiction of
     incorporation or organization)

                                 35 Cabot Road
                        Woburn, Massachusetts 01801-1053
                                 (781) 933-5560
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Richard S. Post, Ph.D.
   Chairman of the Board of Directors, Chief Executive Officer and President
                      Applied Science and Technology, Inc.
                                 35 Cabot Road
                        Woburn, Massachusetts 01801-1053
                                 (781) 933-5560
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                With copies to:
       William C. Rogers, Esquire               Neil H. Aronson, Esquire
         Choate, Hall & Stewart               Michael L. Fantozzi, Esquire
             Exchange Place               Mintz, Levin, Cohn, Ferris, Glovsky
            53 State Street                         and Popeo, P.C.
      Boston, Massachusetts 02109                 One Financial Center
             (617) 248-5000                   Boston, Massachusetts 02111
                                                     (617) 542-6000
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                        Proposed Maximum
  Title of Each Class of     Amount to be       Proposed Maximum       Aggregate Offering      Amount of
Securities to be Registered  Registered(1) Offering Price per Share(2)      Price(2)      Registration Fee(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................        2,875,000             $12.50               $34,500,000         $10,310.33
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Includes up to 375,000 shares of common stock that the underwriters have an option to purchase pursuant to a 30-day over-allotment option.
(2) Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on January 27, 1999.

(3) The registrant previously filed this registration statement on January 29, 1999, registering 2,300,000 shares of its common stock. Pursuant to this Amendment No. 1, the registrant is registering an additional 575,000 shares of its common stock, with the fee for these additional shares of $1,998.13 based on the average of the high and low prices of the common stock of $12.50 per share as reported on the Nasdaq national Market on February 5, 1999 as determined in accordance with Rule 457(c).
                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1999

PROSPECTUS

                             2,500,000 Shares


                                 Logo of Astex

                                  Common Stock

                                 ------------

  We are offering and selling 2,500,000 shares of common stock with this prospectus. Our shares are traded on the Nasdaq National Market under the symbol "ASTX." On February 8, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $12.75 per share.

                                 ------------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

                                 ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 Per Share Total
--------------------------------------------------------------------------------
Public Price....................................................   $       $
Underwriting Discounts..........................................   $       $
Proceeds, before expenses, to ASTeX.............................   $       $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The underwriters may also purchase up to an additional 375,000 shares from us at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus, to cover over-allotments.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                 ------------

Needham & Company, Inc.
                    SoundView Technology Group
                                                                    Advest, Inc.

                  The date of this prospectus is      , 1999.

[Graphic depiction of reactive and excited gas process]

ASTeX products provide reactive gas solutions

[List of ASTeX core competencies]
Power Sources: Microwave, Radio Frequency, and Direct Current
Energized Gas Physics
Vacuum and Materials Technology
Reactive Gas Chemistry and Processes
System Integration

[Graphic depiction of ASTeX product lines]

ASTeX products encompass components (power sources and reactive gas sources), integrated subsystems, and complete process systems

[Graphic depiction of ASTeX markets]

ASTeX products serve electronics, medical, and industrial markets

   Electronics Applications

   [Photo of Astron]
   ASTRON(TM), a fully-integrated atomic fluorine source, provides highly efficient chamber cleaning and exhaust gas abatement.

   [Photo of Liquozon]
   Liquozon(TM), a complete ozonated water delivery subsystem, reduces the cost of cleaning wafers in wet semiconductor manufacturing processes.

   [Photo of Semozon]
   Semozon(TM), a complete solution manufactured by ASTeX, is our integrated ozone delivery subsystem that helps OEM customers implement lean manufacturing practices.

    [Graphic depiction of the semiconductor process steps supplied by ASTeX reactive gas solutions]

   Leading semiconductor equipment manufacturers choose ASTeX Reactive Gas Solutions for many critical process steps.
   Metal Layer Fabrication
   Insulating Layer Fabrication
   Metal Deposition
   Lithography

   Metal Etch



   Strip

   Wet Clean
   Dielectric Deposition
   Lithography


   Dielectric Etch
   Strip

   Wet Clean

   [Photo of SmartSet]
   SmartSet(TM), a microwave power source combined with a reactive gas source, provides flexibility of packaging and integration to OEMs who buy their reactive gas solutions as components.

   [Photo of CPS]
   CPS, a fully-integrated source for various reactive gases, reduces time-to-market for OEM customers.

   [Photo of Gladiator]
   Gladiator(TM), a four-channel microwave and radio frequency power source, reduces costs by completely integrating all power requirements for advanced process chambers in a single subsystem.

   ASTeX Complete Process Systems for Magnetic Disk Heads and Advanced Electronic Packaging

   [Photo of PQ Series III]

   PQ Series III uses a patented, large-area scalable reactive gas source to achieve high-rate uniform cost-effective etching for magnetic disk head production.

   [Photo of Series V]

   Specialized electronic packaging applications require the unique thermal and electrical properties of CVD diamond, which is produced in our Series V systems that have advanced microwave-powered reactive gas sources.

                    [4/c description for Edgar filing here]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................  iv
Incorporation of Certain Documents by Reference..........................  iv
Prospectus Summary.......................................................   1
Special Note Regarding Forward-Looking Statements........................   4
Risk Factors.............................................................   4
Use of Proceeds..........................................................  10
Capitalization...........................................................  10
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Selected Consolidated Financial Data.....................................  12
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  13
Business.................................................................  22
Management...............................................................  34
Principal Stockholders...................................................  37
Underwriting.............................................................  39
Experts..................................................................  40
Legal Matters............................................................  40
Index to Consolidated Financial Statements and Financial Statement
 Schedule................................................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

   The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to "we," "us," "our," "ASTeX" or "the Company" in this prospectus mean Applied Science and Technology, Inc. and all entities owned or controlled by Applied Science and Technology, Inc., except where it is made clear that the term means only the parent company.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or

  . obtain a copy from the SEC upon payment of the fees prescribed by the SEC

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that are part of this offering are sold. The documents we are incorporating by reference are:

  . our Annual Report on Form 10-K for the year ended June 27, 1998, filed on September 25, 1998, and amended on October 19, 1998

  .  our Proxy Statement, filed on October 19, 1998

  . our Quarterly Report on Form 10-Q for the quarter ended September 26, 1998, filed on November 12, 1998, and amended and filed on November 12, 1998

  . the description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 33-96098-B) declared effective by the SEC on November 9, 1993, including any amendments or reports filed for the purpose of updating such description

   You may request a copy of these filings at no cost by writing or telephoning our Chief Financial Officer at the following address and number:

     Applied Science and Technology, Inc.
     35 Cabot Road
     Woburn, Massachusetts 01801-1053
     (781) 933-5560

   This prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                                     ASTeX

   We supply precision reactive gas processing solutions and specialty power sources to the semiconductor, electronics, medical and industrial markets. Our broad product line is based on one or more of our core technologies including reactive gas processing, power sources and system integration. Depending on our customers' needs, we provide varying levels of integration--from components to integrated subsystems to complete process systems. Our reactive gas solutions give our customers a competitive advantage by improving their time to market with lower costs and less complexity.

   The electronics revolution could not have taken place without the advent of reactive gas processing methods for production of semiconductors. A reactive gas, created when energy breaks apart the molecules in a stable gas, allows rapid chemical reactions to occur at relatively low temperatures, essential for manufacturing advanced electronic devices. The semiconductor industry is the largest user of precision reactive gas processing because of its extraordinary demand for ultra-pure, high-yield and fine-geometry processes.

   We sell an extensive line of integrated subsystems and components to leading semiconductor equipment manufacturers, such as Applied Materials, who incorporate our products into the equipment they sell to semiconductor manufacturers. Semiconductor technology advances, particularly shrinking line widths, are driving the need for more sophisticated manufacturing processes which increasingly involve the use of reactive gases. Many essential steps in the manufacture of semiconductors use reactive gas processes including photoresist stripping, etching, thin-film deposition, surface and chamber cleaning and abatement of toxic exhaust gases. As equipment companies seek to improve the efficiency of their development and manufacturing processes, they are working more closely with critical suppliers who can provide integrated subsystems. We deliver fully-integrated reactive gas solutions that address this opportunity.

   Precision reactive gas technologies are increasingly being used in other sectors of electronics including magnetic disk heads and advanced electronics packaging. For these applications, we sell complete process systems which incorporate our reactive gas solutions combined with a fully-integrated platform that includes substrate handling and a production process.

   We sell power source and reactive gas products for medical equipment and a variety of industrial applications. Our power sources are used in magnetic resonance imaging (MRI), medical lasers and medical apparatus sterilization. Industrial applications include power sources for laser markers and high intensity lamps and reactive gas sources for thin-film optical coating, polymer surface modification and removal of trace carcinogens from groundwater.

   Our objective is to expand our leadership position in advanced reactive gas processing solutions by:

  . broadening our line of integrated subsystems and complete process systems for semiconductor and electronics manufacturing

  . expanding into new market segments that leverage our core technologies

  . strengthening our global sales and service organization

  . accelerating our expansion in target markets through strategic acquisitions

  . continuing to build collaborative development relationships with key customers

   We believe our ability to address the difficult challenges associated with precision reactive gas processing-- with our power delivery, system integration and process expertise--provides us with a competitive advantage.

   Our principal executive offices are located at 35 Cabot Road, Woburn, Massachusetts 01801-1053 and our telephone number is (781) 933-5560. Our corporate web site is www.astex.com.

                                  The Offering

   Except as otherwise indicated, all information in this prospectus reflects a 3-for-2 stock split of the common stock effected as of December 12, 1997 and assumes no exercise of the underwriters' over-allotment option.

 Common stock offered by ASTeX.............. 2,500,000 shares
 Common stock outstanding after the offering 11,169,309 shares(1)
  ..........................................
 Dividend policy............................ We do not plan to pay cash dividends in the foreseeable
                                             future. See "Dividend Policy" on
                                             page 11.
 Use of proceeds............................ We expect to use the proceeds of this offering for general working
                                             capital purposes, including
                                             expansion of sales and marketing
                                             activities, new product
                                             development, and purchases of
                                             laboratory and manufacturing
                                             equipment, and potential
                                             acquisitions and joint ventures.
 Risk factors............................... An investment in the common stock involves risks. See "Risk
                                             Factors" on page 4 to read about
                                             the risks you should consider
                                             before buying shares of the
                                             common stock.
 Nasdaq National Market symbol.............. ASTX

--------
(1) The common stock outstanding after the offering does not include up to 2,274,321 shares of common stock issuable upon exercise of options previously awarded or which may be awarded in the future. Currently, options to purchase 1,569,799 shares (exercisable at a weighted-average exercise price of $6.59) are outstanding. For more information about these potential future issuances of shares of common stock, see "Risk Factors-- Your Investment May Be Subject to Dilution."

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                     Fiscal Year Ended               Six Months Ended
                         ------------------------------------------- -----------------
                         July 2, July 1, June 29,  June 28, June 27, Dec. 27, Dec. 26,
                          1994    1995     1996      1997     1998     1997     1998
                         ------- ------- --------  -------- -------- -------- --------
Consolidated Statement
 of Operations Data:(1)
Total revenue........... $13,357 $20,005 $39,135   $47,967  $83,436  $39,861  $28,954
Total cost of sales and
 revenue................   7,248  11,813  23,364    30,557   54,987   25,157   23,280
                         ------- ------- -------   -------  -------  -------  -------
Gross profit............   6,109   8,192  15,772    17,410   28,449   14,704    5,674
Operating expenses:
  Selling, general and
   administrative
   expenses.............   3,317   4,553   7,105     6,908   11,075    5,305    6,048
  Research and
   development expenses,
   net..................   2,434   2,840   5,043     7,343   11,253    5,411    4,568
  Other operating
   expenses(2)..........     --      --    9,701     1,500      212      212    1,497
                         ------- ------- -------   -------  -------  -------  -------
Total operating
 expenses...............   5,751   7,393  21,849    15,751   22,540   10,928   12,113
                         ------- ------- -------   -------  -------  -------  -------
Earnings (loss) from
 operations.............     358     799  (6,078)    1,659    5,909    3,776   (6,439)
Net earnings (loss)..... $   518 $ 1,128 $(7,297)  $   938  $ 4,021  $ 2,430  $(3,918)
                         ======= ======= =======   =======  =======  =======  =======
Earnings (loss) per
 share:
  Basic................. $  0.10 $  0.19 $ (1.16)  $  0.14  $  0.50  $  0.32  $ (0.46)
                         ======= ======= =======   =======  =======  =======  =======
  Diluted............... $  0.10 $  0.19 $ (1.16)  $  0.14  $  0.47  $  0.30  $ (0.46)
                         ======= ======= =======   =======  =======  =======  =======
Weighted average common
 shares:
  Basic.................   5,139   5,834   6,307     6,686    8,053    7,570    8,594
                         ======= ======= =======   =======  =======  =======  =======
  Diluted...............   5,151   5,988   6,307     6,777    8,529    8,002    8,594
                         ======= ======= =======   =======  =======  =======  =======

                                                            December 26, 1998
                                                          ----------------------
                                                          Actual  As Adjusted(3)
                                                          ------- --------------
Consolidated Balance Sheet Data:
Working capital.......................................... $22,994    $51,859
Total assets.............................................  48,007     76,872
Long-term debt, excluding current maturities.............     --         --
Total liabilities........................................   7,976      7,976
Stockholders' equity.....................................  40,031     68,896

--------
(1) The consolidated statement of operations data includes the results of operations of each of the acquired companies since the date of its acquisition. See note 12 of notes to consolidated financial statements.
(2) Other operating expenses include acquisition-related expenses, write-off of goodwill and a restructuring charge. See notes 12, 15 and 18 of notes to consolidated financial statements.

(3) Adjusted to reflect the sales of 2,500,000 shares of Common Stock offered by us in this prospectus at an estimated offering price of $12.50 per share and after deducting the underwriting discounts and estimated offering expenses. See "Capitalization."

   ASTeX(R), Plasma Dome(R) and Applied Science and Technology, Inc.(R) are trademarks of ASTeX that have been registered with the United States Patent and Trademark Office. ASTRON(TM), CPS(TM), Gladiator(TM), Liquozon(TM), PQ Series III(TM), Semozon(TM), Series V(TM), SmartPower(TM) and SmartSet(TM) are our trademarks or service marks. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference contain forward-looking statements including, without limitation, statements concerning the future of the industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our products and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted below and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

Semiconductor Industry Business Cycles Have a Large Effect on Our Operating Results

   Our business depends heavily upon capital expenditures by manufacturers of semiconductors. The semiconductor industry is highly cyclical, with periods of capacity shortage and periods of excess capacity. In periods of excess capacity, the industry sharply cuts purchases of capital equipment, including our products. Thus a semiconductor industry downturn or slowdown substantially reduces our revenues and operating results and could hurt our financial condition.

   In the past several quarters, excess capacity in the semiconductor industry has caused semiconductor manufacturers to sharply cut their capital spending. The current excess supply was caused primarily by a period of over-investment in the industry, as well as by cyclical demand factors. The recent shift in demand to low-priced personal computers and currency devaluations in Asia have further reduced profits of semiconductor manufacturers. The downturn in capital spending reduced our sales over the past four quarters and we expect that it will continue to affect our sales for a period of time which we cannot predict.

Our Operating Results Often Have Large Changes from Quarter to Quarter

   The most important cause of changes in our quarter-to-quarter results is sharp swings in demand from our customers. Our customers keep inventories of our products and may stop buying from us during periods of weak demand for their products until they have reduced their inventories.

   In addition to these inventory swings, other factors which cause changes in our quarter-to-quarter results include:

  . changes in our customers' product plans and programs

  . changes in the mix of products that we sell with differing gross margins

  . delays by us in the development, introduction and production of our products

  . new product introductions by competitors and competitive pricing pressures

  . the time required for us to adjust our operating expenses to respond to changes in sales

  . the timing of our acquisitions and their effect on our financial results

Our Stock Price Is Volatile

   Our market segment seems particularly vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the semiconductor equipment industry, including ours, can swing dramatically with little relationship to operating performance. However, we believe that objective factors (both within and outside our control) which could cause our stock price to change sharply include:

  . changes in our quarterly operating results for the reasons set out in the previous risk factor

  . research analysts may change expectations for us or our industry or we may not meet research analysts' estimates

  . general economic conditions may change or developments occur in the personal computer, data storage or semiconductor industry which affect investor confidence

  . we or our competitors may make announcements of technological innovations or new or enhanced products

  . the daily trading in our stock tends to be limited and one large purchase or sale can affect price greater than it would a more widely traded stock

We Depend on a Few Customers

   A few customers account for a large part of our revenues. Sales to our ten largest customers accounted for 72% of revenues in fiscal year 1998, 76% of revenues in fiscal year 1997, and 77% of revenues in fiscal year 1996. Sales to our largest customer, Applied Materials, accounted for approximately 40% of revenues in fiscal year 1998, 38% of revenues in fiscal year 1997 and 45% of revenues in fiscal year 1996.

   We expect that sales to Applied Materials will continue to be a large part of our revenues in the future. Our customers may cancel orders with few penalties even though several have entered into long-term supply agreements with us. If Applied Materials or another major customer reduces orders for any reason, our revenues, operating results, and financial condition will be hurt.

Rapid Technology Change May Make Our Products Obsolete

   Technology changes rapidly in the markets we serve. Our success will depend upon our ability to anticipate these changes, enhance our existing products and develop new products to meet customer requirements and achieve market acceptance. We may not be able to do those things correctly or soon enough. If we fail in these efforts, our products will become obsolete which may hurt our operating results and financial position.

Our Acquisition and Joint Venture Strategy Involves Financial and Management
Risk

   We actively seek to acquire businesses, products and technologies that complement or expand our business. We also consider joint ventures and other collaborative projects. We may not be able to (i) identify appropriate acquisition or joint venture candidates, (ii) successfully negotiate, finance or integrate any businesses, products or technologies that we acquire, or (iii) successfully manage any joint ventures or collaborations. Furthermore, the integration of any acquisition or joint venture may divert management time and resources. If we fail to manage these acquisitions or joint ventures effectively we could use up the proceeds of this offering faster than planned, have to issue potentially dilutive securities or incur debts or other liabilities or costs.

We May Have Difficulty Managing Cycles of Growth and Downturns

   We have recently had a cycle of rapid growth followed by a downturn. Our success will depend upon our ability to attract and retain highly qualified scientists and managers. Competition for such specialized personnel is intense and it may become more difficult for us to hire them. Our severe business cycles only increase this problem. Our recent lay-offs responding to the current industry downturn make it more difficult for us to hire and retain such personnel. These expansions and contractions strain our management, manufacturing, financial and other resources. In an expansion, our systems, procedures, controls and existing space may not be adequate. If we fail to manage growth or downturns effectively, our future financial condition, revenues and operating results could be hurt.

Our Markets Are Very Competitive

   The markets for our products are very competitive and technological change is rapid. Our current and potential competitors have much greater resources than we have. We may not be successful in selling our products to our customers, regardless of the performance or the price of our products. Our competitors may develop superior or lower priced products. Moreover, our customers' own markets are highly competitive. Since our customers buy our products only when they are successful in selling their own products, if our customers fail to compete effectively, our sales could be hurt.

Economic Problems in Asia May Hurt Our Sales

   Asia is an important region for the markets we serve and has accounted for a large part of our revenues. In recent months, Asia has had serious economic problems including currency devaluations, debt defaults, lack of liquidity and recessions. Our revenues depend upon the capital expenditures of semiconductor manufacturers, many of whom have operations and customers in Asia. If the economies in Asia do not improve, recovery in the semiconductor equipment industry may be delayed or reduced in scale. The economic difficulties of these countries could also damage the economies of the U.S. and Europe and ultimately the domestic demand for our products. Therefore, if conditions in Asia do not improve, our future financial condition, revenues and operating results could be hurt.

Our Dependence upon International Sales and Non-U.S. Suppliers Involves Significant Risk

   We do business worldwide, both directly and through sales to United States-based original equipment manufacturers, or OEMs, who sell their products internationally. International sales accounted for 23% of our revenues in fiscal year 1998, 21% of our revenues in fiscal year 1997 and 19% of our revenues in fiscal year 1996. International sales will continue to be a significant percentage of our revenues. In addition, we rely upon non-U.S. suppliers for certain components. As a result, a major part of our revenues and operating results is subject to the risks associated with international sales. International sales and our relationships with suppliers may be hurt by many factors, including:

  . policy changes or changes in applicable U.S. or foreign laws which result in burdensome government controls, tariffs, restrictions, embargoes or export license requirements

  .  political and economic instability in our target international markets

  . difficulties of staffing and managing our international operations or representatives

  .  shipping delays

  . less favorable foreign intellectual property laws making it harder to protect our technology from appropriation by competitors

  .  longer payment cycles common in foreign markets

  . difficulties collecting our accounts receivable because of the distance and different legal rules

  . potential additional U.S. and foreign taxes which increase the amount of taxes we have to pay

   Moreover, our foreign sales are typically made in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries where we do business would increase the prices of our products as stated in those currencies and hurt our sales in those countries. If we lower our prices to reflect a change in exchange rates, our profitability in those markets will go down. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies in those countries in which we do business.

We Are Subject to Lengthy Sales and Product Acceptance Cycles

   We sell our products to OEMs that then incorporate our products into the equipment that they sell. OEMs consider using our products when their products are being developed. We must make a significant capital investment to develop products for our OEM customers well before their products are introduced and before we can be sure that we will recover our capital investment through sales to the OEMs in significant volume. We are also at risk during the development phase that our product may fail to meet our customers' technical or cost requirements and may be replaced by a competitive product or alternate technology solution. If that happens, we may be unable to recover our development costs. If our customers fail to introduce their products in a timely manner or the market does not accept their products, our business and our financial results would be hurt.

Patents and Proprietary Information May Not Be Adequate to Protect Our Business

   We rely on our patent and trade secret rights to protect our proprietary technology. We currently own 18 U.S. patents and one Canadian patent, and have two pending U.S. patents and seven pending foreign applications in various stages of prosecution. The earliest of our key patents expires in 2007. We own the commercial rights to proprietary technology developed under various U.S. government contracts and grants, including federally funded research contracts. We also have joint development agreements with industrial and commercial partners which will result in sole or joint ownership rights to proprietary technology developed under those agreements. However, we cannot be sure that additional patents will be issued to us or that any of our patents will withstand challenges by others. Our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may block our use of our proprietary technology. In addition, we rely upon unpatented trade secrets and seek to protect them, in part, through confidentiality agreements with employees, consultants and our customers and potential customers. If these agreements are breached, we may not have adequate remedies for such breach or the fact that our trade secrets become known to or independently developed by competitors.

   If a competitor's products infringed our patents, we would sue to enforce our rights in an infringement action. These suits are costly and would divert funds and management and technical resources from our operations. Furthermore, we cannot be certain that our products or processes will not infringe any patents or other intellectual property rights of others. If they do infringe the rights of others, we may not be able to obtain a license from the intellectual property owner on commercially reasonable terms or at all.

Our Management Has Significant Influence Over Stockholder Decisions

   Our officers and directors will control the vote of approximately 14% of the outstanding shares of common stock prior to the exercise of any outstanding options. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Our Anti-Takeover Measures May Affect the Value of our Stock

   We, as a Delaware corporation, are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain provisions in our certificate of incorporation and bylaws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose our stock at above-market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan which gives holders of common stock the right to purchase shares of our Series A Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of ASTeX.

   Our Board of Directors is divided into three classes of directors with staggered terms. Directors are elected to three-year terms and the term of one class of directors expires each year. The existence of a classified board is designed to provide continuity and stability to our management and to render certain hostile takeovers more difficult. The existence of a classified board may therefore have the effect of making it more difficult for a third party to acquire control of ASTeX in certain instances, thereby delaying, deferring or preventing a change of control that a stockholder might consider would result in a premium for its stock. Further, if stockholders are dissatisfied with the policies and/or decisions of the Board of Directors, the existence of a classified board will make it more difficult for the stockholders to change the composition (and therefore the policies) of the Board of Directors in a relatively short period of time.

   We are authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to the common stocks could reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of ASTeX by present owners and management and preventing our holders of common stock from realizing a premium on their shares.

Your Investment May Be Subject to Dilution

   The market price of the common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the price remain lower because of the belief that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

   As of February 8, 1999 we had 8,669,309 shares of common stock outstanding, of which 7,137,094 shares are freely tradeable and 1,532,215 shares of which are owned by certain of our executive officers and directors and are currently eligible for sale under Rule 144 of the Securities Act of 1933. The 1,532,215 shares of common stock owned by certain of our executive officers and directors are subject to the volume trading limitations under Rule 144. In connection with the offering, our executive officers and directors have agreed that, with exceptions, they will not sell any shares of common stock without the consent of Needham & Company, Inc. for a period of 90 days after the date of this prospectus.

   In addition, we have reserved an aggregate of 2,819,895 shares of common stock for issuance to employees, officers, directors and consultants pursuant to our 1987 Stock Option Plan, 1993 Stock Option Plan and 1994 Formula Stock Option Plan. To date, options to purchase 2,917,941 shares have been granted under these option plans, of which 545,574 have been exercised, 804,568 have been canceled and 1,567,799 are currently outstanding. All shares of common stock underlying our option plans are registered and, upon exercise, are freely tradable subject to volume trading limitations under Rule 144. These options entitle the holders to purchase shares of common stock at prices per share that are less than the current market price per share of our common stock. The holders of these options will usually exercise them at a time when the market price of our common stock is greater than the exercise price of the options. The exercise of options and subsequent sale of common stock could reduce the market price for our common stock and result in dilution to our then stockholders.

Our Business Is Exposed to the Risk of System Failure from the Year 2000
Problem

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   We use computer software programs in our internal operations, such as for enterprise resource planning, in performing administrative functions, in our financial and business systems, for database management, in our network operating systems, and for our internal telecommunications and security equipment. Although we believe these programs will be upgraded to make them Year 2000 compliant by October 1999, our failure to make the required modifications could result in systems interruptions or failures that could hurt our business. As of December 26, 1998, we have spent approximately $1.5 million to upgrade our systems, and we expect to spend approximately an additional $100,000 during the next several months to make our systems Year 2000 compliant. However, we may incur unanticipated costs to make our systems Year 2000 compliant. These additional costs could hurt our operating results. In addition, we are questioning our significant suppliers to identify those critical suppliers whose failure to make their systems Year 2000 compliant could seriously disrupt our business operations. Based on the responses, we will seek new suppliers where necessary but have not yet developed a formal contingency plan. The failure of our critical suppliers to make their systems Year 2000 compliant could also hurt our operations.

   Based on our on-going review of our products in operation at customer sites, we believe that a number of our complete process systems are not Year 2000 compliant. Over the next several months we plan to identify those customers having non-compliant products and offer all modifications necessary to make them compliant. Currently we believe the costs of making these systems Year 2000 compliant will be immaterial. However, if these costs are significant, they could hurt our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Disclosure."

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 2,500,000 shares of common stock offered with this prospectus are estimated to be approximately $28,865,000, assuming a public offering price of $12.50 per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses to be paid by us. See "Underwriting."

   We expect to use the net proceeds for working capital and general corporate purposes, including new product development, and sales and marketing expansion. We intend to use a portion of the proceeds to expand our global sales and service activities, for sales and product development joint ventures, and expansion of our product development activities for new markets, including electronic packaging and pollution abatement and remediation applications. We are undertaking the offering in part because we believe that the availability of adequate financial resources is a substantial competitive factor. We may use a portion of the net proceeds for strategic acquisitions of businesses, products or technologies complementary to our business. We do not have any material commitments to make any strategic acquisition at this time. Prior to using the proceeds in the manner described above, we plan to invest the net proceeds of this offering in short-term, interest-bearing investment-grade securities.

                                 CAPITALIZATION

   The following table sets forth our capitalization at December 26, 1998, and as adjusted to give effect to the sale of the 2,500,000 shares of common stock offered in this offering at an assumed public offering price of $12.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us:

                                                             December 26, 1998
                                                            --------------------
                                                            Actual   As Adjusted
                                                            -------  -----------
                                                              (in thousands)
   Short-term debt:                                         $    --    $    --
    Current maturities of long-term debt..................       --         --
   Long-term debt:
    Long-term debt, excluding current maturities..........       --         --
   Stockholders equity:
    Preferred stock, $.01 par value; 1,000,000 shares
     authorized; issued and outstanding: none actual; none
     pro forma............................................       --         --
    Common stock, $.01 par value; 30,000,000 shares
     authorized; issued and outstanding: 8,649,732 actual;
     11,149,732 as adjusted...............................       86        111
    Additional paid-in capital............................   44,200     73,040
    Accumulated deficit...................................   (4,165)    (4,165)
    Cumulative translation adjustment.....................       58         58
    Notes receivable for common stock purchases...........     (148)      (148)
                                                            -------    -------
     Total stockholders' equity...........................  $40,031    $68,896
                                                            -------    -------
     Total capitalization.................................  $40,031    $68,896
                                                            =======    =======

--------
(1) Excludes outstanding options to purchase 1,567,799 shares of common stock at a weighted-average exercise price per share of $6.59.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "ASTX." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock, as reported by the Nasdaq National Market.

                                                                 High     Low
                                                                ------- -------
Fiscal Year Ended June 28, 1997
  First Quarter................................................ $ 8.417 $ 5.500
  Second Quarter...............................................   8.500   4.500
  Third Quarter................................................   9.750   5.833
  Fourth Quarter...............................................  11.333   6.083
Fiscal Year Ended June 27, 1998
  First Quarter................................................ $15.583 $10.417
  Second Quarter...............................................  18.333   9.750
  Third Quarter................................................  16.000  10.125
  Fourth Quarter...............................................  17.250   7.625
Fiscal Year Ending June 26, 1999
  First Quarter................................................ $ 8.125 $ 3.875
  Second Quarter...............................................  11.000   3.125
  Third Quarter (through February 8, 1999).....................  14.375   9.875

   On February 8, 1999, the closing bid and ask prices for our common stock as reported on the Nasdaq National Market were $12.625 and $12.875, respectively. As of January 15, 1999, we had 181 holders of record of our common stock. There are approximately 2,100 beneficial owners of our common stock.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our current credit facility arrangements restrict our ability to declare cash dividends without the lender's prior written consent. Our current policy is to retain all earnings to finance future growth.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table contains our selected consolidated financial data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended June 27, 1998, June 28, 1997 and June 29, 1996 have been derived from Consolidated Financial Statements, which statements have been audited by KPMG Peat Marwick LLP, independent public accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended July 1, 1995 and July 2, 1994 have been derived from our consolidated financial statements, which have been audited by KPMG Peat Marwick LLP and are not included in this prospectus. Data as of December 26, 1998 and December 27, 1997 and for the six months ended December 26, 1998 have been derived from unaudited Consolidated Financial Statements included elsewhere in this prospectus and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods presented. Results for the six months ended December 26, 1998 are not necessarily indicative of the results to be expected for the full year. This data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                      Fiscal Year Ended                  Six Months Ended
                          ---------------------------------------------  ------------------
                          July 2,  July 1,  June 29,  June 28, June 27,  Dec. 27,  Dec. 26,
                           1994     1995      1996      1997     1998      1997      1998
                          -------  -------  --------  -------- --------  --------  --------
                                     (in thousands, except per share data)
Consolidated Statement
 of Operations Data(1):
Total revenue...........  $13,357  $20,005  $39,136   $47,967  $83,436   $39,861   $28,954
Total cost of sales and
 revenue................    7,248   11,813   23,364    30,557   54,987    25,157    23,280
                          -------  -------  -------   -------  -------   -------   -------
Gross profit............    6,109    8,192   15,772    17,410   28,449    14,704     5,674
Operating Expenses:
 Selling expenses.......    1,569    1,992    3,298     2,950    4,427     2,017     2,375
 General and
  administrative
  expenses..............    1,748    2,561    3,807     3,958    6,648     3,288     3,673
 Research and
  development expenses,
  net...................    2,434    2,840    5,043     7,343   11,253     5,411     4,568
 Acquisition-related
  expenses..............      --       --     2,888     1,500      212       212       --
 Write-off of goodwill..      --       --     6,814       --       --        --        --
 Restructuring charge...      --       --       --        --       --        --      1,497
                          -------  -------  -------   -------  -------   -------   -------
Total operating
 expenses...............    5,751    7,393   21,850    15,751   22,540    10,928    12,113
                          -------  -------  -------   -------  -------   -------   -------
Earnings (loss) from
 operations.............      358      799   (6,078)    1,659    5,909     3,776    (6,439)
Total other expense
 (income)...............     (317)    (730)    (322)      171     (578)     (243)     (236)
                          -------  -------  -------   -------  -------   -------   -------
Earnings (loss) before
 income taxes...........      675    1,529   (5,756)    1,488    6,487     4,019    (6,203)
Income tax expense
 (benefit)..............      157      401    1,541       550    2,466     1,589    (2,285)
                          -------  -------  -------   -------  -------   -------   -------
Net earnings (loss).....  $   518  $ 1,128  $(7,297)  $   938  $ 4,021   $ 2,430   $(3,918)
                          =======  =======  =======   =======  =======   =======   =======
Earnings (loss) per
 share:
 Basic..................  $  0.10  $  0.19  $ (1.16)  $  0.14  $  0.50   $  0.32   $ (0.46)
                          =======  =======  =======   =======  =======   =======   =======
 Diluted................  $  0.10  $  0.19  $ (1.16)  $  0.14  $  0.47   $  0.30   $ (0.46)
                          =======  =======  =======   =======  =======   =======   =======
Weighted average common
 shares:
 Basic..................    5,139    5,834    6,307     6,686    8,053     7,570     8,594
                          =======  =======  =======   =======  =======   =======   =======
 Diluted................    5,151    5,988    6,307     6,777    8,529     8,002     8,594
                          =======  =======  =======   =======  =======   =======   =======

                                                            December 26, 1998
                                                          ----------------------
                                                          Actual  As Adjusted(2)
                                                          ------- --------------
Consolidated Balance Sheet Data:
Working capital.......................................... $22,994    $51,859
Total assets.............................................  48,007     76,872
Long-term debt, excluding current maturities.............     --         --
Total liabilities........................................   7,976      7,976
Stockholders' equity..................................... $40,031    $68,896

--------
(1) The consolidated statement of operations data includes the results of operations of each of the acquired companies since the date of its acquisition. Other operating expenses include acquisition-related expenses, write-off of goodwill and restructuring charge. See notes 12, 15 and 18 of notes to consolidated financial statements.

(2) Adjusted to reflect the sales of 2,500,000 shares of common stock offered by us in this prospectus at an estimated offering price of $12.50 per share and after deducting the underwriting discounts and estimated offering expenses. See "Capitalization."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

   Applied Science and Technology, Inc. develops, manufactures and sells precision reactive gas technology products used in the manufacture of semiconductors. Our power supplies are also used in medical lasers and MRI equipment. We have recently expanded into selling products used in magnetic disk heads and advanced electronic packaging. During the past five years, we have grown rapidly, both through internal growth as well as by acquisitions. In January 1996, we acquired Erhorn Technological Operations, Inc., a manufacturer of RF power sources. In May 1997, we acquired Converter Power, Inc. (ASTeX
CPI), a manufacturer of direct current power sources. In October 1997, we acquired Sorbios GmbH (ASTeX Sorbios), a manufacturer of ozone sources and in November 1998 we acquired PlasmaQuest, Inc. (ASTeX PlasmaQuest), a manufacturer of reactive gas sources and systems used for magnetic disk head processing and advanced electronic packaging applications. The results of operations for each period presented include the results of operations of each of the acquired companies since the date of its acquisition.

Results of Operations

   The following table sets forth selected financial data for the periods indicated expressed as a percentage of total revenue.

                                           Year Ended          Six Months Ended
                                   --------------------------- -----------------
                                   June 29,  June 28, June 27, Dec. 27, Dec. 26,
                                     1996      1997     1998     1997     1998
                                   --------  -------- -------- -------- --------
Total revenue.....................  100.0%    100.0%   100.0%   100.0%   100.0%
Total cost of sales and revenue...   59.7      63.7     65.9     63.1     80.4
                                    -----     -----    -----    -----    -----
Gross profit......................   40.3      36.3     34.1     36.9     19.6
Operating expenses:
  Selling expenses................    8.4       6.2      5.3      5.1      8.2
  General and administrative
   expenses.......................    9.7       8.2      8.0      8.2     12.7
  Research and development
   expenses, net..................   12.9      15.3     13.5     13.6     15.8
  Acquisition-related expenses....    7.4       3.1      0.2      0.5      --
  Write-off of goodwill...........   17.4       --       --       --       --
  Restructuring charge............    --        --       --       --       5.1
                                    -----     -----    -----    -----    -----
Total operating expenses..........   55.8      32.8     27.0     27.4     41.8
                                    -----     -----    -----    -----    -----
Earnings (loss) from operations...  (15.5)      3.5      7.1      9.5    (22.2)
Total other expense (income)......   (0.8)      0.4     (0.7)    (0.6)    (0.8)
                                    -----     -----    -----    -----    -----
Earnings (loss) before income
 taxes............................  (14.7)      3.1      7.8     10.1    (21.4)
Income tax expense (benefit)......    3.9       1.1      3.0      4.0     (7.9)
                                    -----     -----    -----    -----    -----
Net earnings (loss)...............  (18.6)%     2.0%     4.8%     6.1%   (13.5)%
                                    =====     =====    =====    =====    =====

Six Months Ended December 26, 1998 Compared to Six Months Ended December 27,
1997

   Revenues. Total revenue declined 27% to $29.0 million for the six months ended December 26, 1998 from $39.9 million for the six months ended December 27, 1997. This decline was primarily the result of the severe downturn in the semiconductor capital equipment industry, leading to a 33% decline in sales to semiconductor capital equipment customers in the six months ended December 26, 1998 compared to the six months ended December 27, 1997. Other revenue consisting of service, spare parts and repairs was flat at approximately $2.1 million in both periods.

   Gross Profit. Gross profit decreased 61% to $5.7 million in the six months ended December 26, 1998 from $14.7 million in the six months ended December 27, 1997. Gross profit as a percent of total revenue decreased to 20% in the six months ended December 26, 1998 from 37% in the six months ended December 27, 1997. These declines resulted from reduced manufacturing volumes, a less favorable product mix and an inventory write down of $1.1 million, primarily due to the unexpected severity of the downturn in the semiconductor equipment industry and customer-specific product terminations.

   We continue to seek to develop and introduce products having higher gross profit margins. In addition, we continue to improve manufacturing efficiencies and methods for all products to reduce cost. During the six months ended December 26, 1998, we consolidated our Modesto, California facility into our Woburn, Massachusetts and Colorado Springs, Colorado sites and our Beverly, Massachusetts facility into Woburn in order to reduce our fixed costs and improve gross profit margins.

   Selling, General and Administrative Expenses. Selling expenses increased 18% to $2.4 million in the six months ended December 26, 1998 from $2.0 million in the six months ended December 27, 1997 as a result of the establishment of the Global Customer Operations organization and increased staffing to strengthen our global marketing, sales, service and product management infrastructure. General and administrative expenses increased 12% to $3.7 million in the six months ended December 26, 1998 from $3.3 million in the six months ended December 27, 1997 due to costs associated with a management change in Europe, higher information systems costs due to implementation of a new company-wide Enterprise Resource Planning (ERP) system, increased goodwill amortization, and general and administrative expenses associated with new acquisitions.

   As a result of the consolidation of two facilities in the six months ended December 26, 1998, we recorded a restructuring charge of $1.5 million. The restructuring charge consisted of severance relating to the termination of 70 full-time employees, abandonment of leasehold improvements and fixed assets, and facility costs, primarily future lease payments relating to abandoned facilities. At December 26, 1998, all restructuring costs have been paid out except for approximately $331,000, primarily for abandoned facility costs expected to be paid over the next 15 months. In addition to the $1.5 million restructuring charge, we incurred $393,000 of other transition costs related to the consolidations for moving inventory and equipment and training personnel. The total expense relating to restructuring, inventory write-down and transition inventory and equipment costs was $3.0 million. These consolidations are estimated to reduce our fixed and administrative costs approximately $2.0 million per year.

   Research and Development Expenses. Net research and development expenses decreased 16% to $4.6 million in the six months ended December 26, 1998 as we reduced our overall level of investment in response to the decline in revenue levels. Gross spending (total research and development spending, including funded joint development and the direct costs of research contracts) decreased 18% in the six months ended December 26, 1998.

   There were no acquisition-related charges in the six months ended December 26, 1998. As a part of the acquisition of ASTeX Sorbios in October 1997, we incurred an acquisition-related expense of $212,000 for the fair value of acquired in-process research and development projects.

   Operating Income. We had an operating loss of $6.4 million in the six months ended December 26, 1998 compared to operating income of $3.8 million in the six months ended December 27, 1997. The operating loss in the six months ended December 26, 1998 resulted from: the $2.8 million charge relating to restructuring, inventory write-down and transition costs; the reduced gross margin related to the decline in revenue; and the increased operating expenses as a percentage of total revenue.

   Other Income and Income Taxes. Total other income was flat at approximately $240,000 in both periods. A decline in interest expense in the six months ended December 26, 1998, resulting from repayment of bank debt, was offset by a reduction in other income in the six months ended December 26, 1998 due to the sale of an investment in another company in the six months ended December 27, 1997 which resulted in a one-time gain of $250,000.

   We had an income tax benefit of $2.3 million in the six months ended December 26, 1998 in contrast to income tax expense of $1.6 million in the six months ended December 27, 1997.

Fiscal Year Ended June 27, 1998 as Compared to Fiscal Year Ended June 26, 1997

   Revenues. Total revenue increased 74% to $83.4 million for the fiscal year ended June 27, 1998 from $48.0 million for the fiscal year ended June 26, 1997. This growth was primarily the result of increased revenues from the acquisitions of ASTeX CPI in May 1997 and ASTeX Sorbios in October 1997, increased sales to semiconductor capital equipment customers, and increased sales of specialty power sources. Semiconductor related revenues, including revenues from ASTeX CPI and ASTeX Sorbios, increased 72% or $22.1 million in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997 with the biggest increase coming from sales of RF power sources. Specialty power source revenues, including revenues from ASTeX CPI, increased 104% or $13.6 million in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997 with most of the growth due to the revenues from ASTeX CPI. The ASTeX CPI and ASTeX Sorbios acquisitions added incremental sales of $12.7 million and $3.5 million respectively compared to the fiscal year ended June 26, 1997, or 19% of total revenue. Without these acquisitions, revenues increased 42% to $65.0 million from $45.7 million. Other revenue consisting of service, spare parts and repairs was approximately 6% of total revenue in each of the fiscal years ended June 27, 1998 and June 26, 1997.

   Gross Profit. Gross profit increased 63% to $28.5 million in the fiscal year ended June 27, 1998 from $17.4 million in the fiscal year ended June 26, 1997. Gross profit as a percent of total revenue decreased to 34% in the fiscal year ended June 27, 1998 from 36% in the fiscal year ended June 26, 1997, primarily due to the acquisition of ASTeX CPI whose products have a lower gross margin than other products sold by us. In addition, gross profit margins were impacted by volume declines in the fourth quarter of the fiscal year ended June 27, 1998, resulting in unabsorbed manufacturing costs.

   Selling, General and Administrative Expenses. Selling expenses increased 50% to $4.4 million in the fiscal year ended June 27, 1998, but decreased as a percent of revenue to 5% from 6% in the fiscal year ended June 26, 1997. Increased selling expenses were primarily a result of the acquisitions of ASTeX CPI and ASTeX Sorbios. General and administrative expenses were flat as a percent of revenue at 8%, although our total general and administrative expenses increased 68% to $6.6 million compared to the fiscal year ended June 26, 1997, primarily due to acquisitions.

   Research and Development Expenses. Net research and development expenses decreased as a percent of sales to 14% in the fiscal year ended June 27, 1998 from 15% in the fiscal year ended June 26, 1997. Net research and development expenses increased 53% to $11.3 million. Gross spending (total research and development spending including funded joint development and the direct costs of research contracts) increased 42% to $11.6 million. These funds were used to develop and introduce a number of new products including ASTRON for chemical vapor deposition (CVD) chamber cleaning, Liquozon for wafer cleaning, RF power sources for etch and deposition and new laser power sources for medical applications.

   As a part of the acquisition of ASTeX Sorbios in the fiscal year ended June 27, 1998, we incurred an acquisition-related expense of $212,000 for the fair value of acquired in-process research and development projects. This compares with acquisition-related expenses of $1.5 million incurred with the acquisition of ASTeX CPI in the fiscal year ended June 26, 1997.

   Operating Income. Operating income increased 256% to $5.9 million or 7% of revenues in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997. Excluding one-time charges for acquisition-related expenses in both years, operating income increased 94% or $3.0 million. The increase in operating income is a result of increased sales and lower expenses as a percent of revenue.

   Other Income/Expense and Income Taxes. Interest expense decreased 66% to $196,000 in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997, while interest income increased

30% to $514,000 in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997. The decrease in interest expense and the increase in interest income are the result of exercise of warrants issued in connection with our IPO in November 1993. Other income increased $241,000 in the fiscal year ended June 27, 1998 compared to the fiscal year ended June 26, 1997 due to the sale of an investment in a company which resulted in a one-time gain of $250,000.

   Income tax expense increased to $2.5 million in the fiscal year ended June 27, 1998 from $550,000 in the fiscal year ended June 26, 1997.

Fiscal Year Ended June 26, 1997 Compared to Fiscal Year Ended June 29, 1996

   Revenues. Total revenue increased 23% to $48.0 million for the fiscal year ended June 26, 1997 compared to the fiscal year ended June 29, 1996. This growth was the result of acquisitions while revenues from existing semiconductor equipment customers were flat due to an industry downturn during the first three quarters of the fiscal year ended June 26, 1997. ASTeX ETO, acquired on January 2, 1996, provided most of the growth. Sales of specialty RF power sources for medical applications increased $7.3 million in the fiscal year ended June 26, 1997. The acquisition of ASTeX CPI added $2.3 million of revenue in the fiscal year ended June 26, 1997. Other revenue consisting of service, spare parts and repairs increased 48% to $3.1 million in the fiscal year ended June 26, 1997 compared to the fiscal year ended June 29, 1996, primarily due to ASTeX ETO which obtains a larger fraction of its total revenues from this category.

   Gross Profit. Gross profit increased 10% to $17.4 million in the fiscal year ended June 26, 1997 from $15.8 million in the fiscal year ended June 29, 1996. Gross profit as a percent of total revenue decreased to 36% in the fiscal year ended June 26, 1997 from 40% in the fiscal year ended June 29, 1996, primarily due to the acquisitions of ASTeX ETO and ASTeX CPI whose products have lower gross margins than our other product lines. In addition, gross margins were negatively impacted by manufacturing costs for new product introductions, reduced sales volumes on existing products, and increased inventory reserves.

   Selling, General and Administrative Expenses. Selling expenses decreased 11% to $3.0 million in the fiscal year ended June 26, 1997 compared to the fiscal year ended June 29, 1996. Selling expenses decreased due to the consolidation of our semiconductor sales activities and a reduction in headcount, promotional costs, and travel expenses. General and administrative expenses increased 4% to $4.0 million in the fiscal year ended June 26, 1997 but decreased as a percent of revenue compared to the fiscal year ended June 29, 1996. During the fiscal year ended June 26, 1997, there were an additional six months of ASTeX ETO and two months of ASTeX CPI general and administrative expenses compared to fiscal year ended June 29, 1996. Cost reductions reduced the overall level of the increase.

   Research and Development Expenses. Net research and development expenses increased 46% to $7.3 million in the fiscal year ended June 26, 1997 compared to the fiscal year ended June 29, 1996. Gross spending (total research and development spending including funded joint development and the direct costs of research contracts) increased 27% to $8.7 million in the fiscal year ended June 26, 1997 compared to the fiscal year ended June 29, 1996.

   As part of the acquisition of ASTeX CPI in the fiscal year ended June 26, 1997, we incurred an acquisition-related expense of $1.5 million for the fair value of acquired in-process research and development projects. This compares to acquisition-related expenses of $2.9 million incurred in the fiscal year ended June 29, 1996.

   Operating Income. Operating income was $1.7 million in the fiscal year ended June 26, 1997 compared to a loss of $6.1 million in the fiscal year ended June 29, 1996. In the fourth quarter of the fiscal year ended June 29, 1996, we recorded an impairment of goodwill of $6.8 million associated with the ASTeX ETO acquisition. Excluding one-time charges for acquisition-related expenses and the write-off of goodwill, operating income in the fiscal year ended June 26, 1997 would have been $3.2 million or 7% of total revenue compared to $3.6 million or 9% of total revenue in the fiscal year ended June 29, 1996. The decrease in adjusted operating income was primarily due to the increased research and development expenses and lower gross margins in the fiscal year ended June 26, 1997.

   Other Income/Expense and Income Taxes. Interest expense in the fiscal year ended June 26, 1997 increased 81% to $585,000 from $324,000 in the fiscal year ended June 29, 1996, while interest income in the fiscal year ended June 26, 1997 decreased 40% to $396,000 from $659,000 in the fiscal year ended June 29, 1996. These changes were the result of the use of cash for the acquisitions of ASTeX ETO and ASTeX CPI, and increased borrowings to fund these acquisitions.

   Income tax expense decreased to $550,000 in the fiscal year ended June 26, 1997 from $1.5 million in the fiscal year ended June 29, 1996. In the fiscal year ended June 29, 1996, income tax expense of $1.5 million resulted from one-time charges of goodwill amortization and write-off and acquisition-related expenses which were not tax deductible. There were no comparable non-deductible costs in the fiscal year ended June 26, 1997.

   Foreign Currency Fluctuations. Our foreign revenues are generally payable in U.S. dollars. The acquisition of ASTeX Sorbios increased the risk of foreign currency fluctuations, although significant ASTeX Sorbios business is conducted with U.S. companies in dollars. Foreign currency fluctuations have not had a significant impact on the comparison of the results of operations for the periods presented. Over time, as we seek to expand our operations in Europe and Asia, more revenues may be payable in foreign currencies, increasing our risk.

Quarterly Results of Operations

   The following tables set forth selected unaudited quarterly statement of operations data for the ten quarters ended December 26, 1998, as well as such data expressed as a percentage of our total revenue for the periods indicated. We believe this unaudited information has been prepared substantially on the same basis as the annual audited financial statements and all necessary adjustments, consisting of only normal recurring adjustments, have been included in the amounts stated below to present fairly our unaudited financial statements. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

Consolidated Statement of Operations Data:
(in thousands, except per share amounts)

                                                                Quarter Ended
                         --------------------------------------------------------------------------------------------
                         Sept. 28, Dec. 28, Mar. 29, June 28, Sept. 27, Dec. 27, Mar. 28, June 27, Sept. 26, Dec. 26,
                           1996      1996     1997     1997     1997      1997     1998     1998     1998      1998
                         --------- -------- -------- -------- --------- -------- -------- -------- --------- --------
Total revenue...........  $9,860    9,293    11,013   17,801   17,421    22,440   23,462   20,113   12,100    16,854
Total cost of sales and
 revenue................   6,047    5,897     7,126   11,487   10,947    14,210   15,254   14,576   10,925    12,355
                          ------    -----    ------   ------   ------    ------   ------   ------   ------    ------
Gross profit............   3,813    3,396     3,887    6,314    6,474     8,230    8,208    5,537    1,175     4,499
Operating expenses:
 Selling expenses.......     766      633       606      945      835     1,183    1,145    1,264    1,202     1,173
 General and
  administrative
  expenses..............     842      892       887    1,337    1,401     1,886    1,792    1,569    1,865     1,808
 Research and
  development expenses,
  net...................   1,669    1,410     1,735    2,529    2,561     2,850    3,019    2,823    2,324     2,244
 Acquisition-related
  expenses..............     --       --        --     1,500      --        212      --       --       --        --
 Restructuring charge...     --       --        --       --       --        --       --       --     1,497       --
                          ------    -----    ------   ------   ------    ------   ------   ------   ------    ------
Total operating
 expenses...............   3,277    2,935     3,228    6,311    4,797     6,131    5,956    5,656    6,888     5,225
                          ------    -----    ------   ------   ------    ------   ------   ------   ------    ------
Earnings (loss) from
 operations.............     536      461       659        3    1,677     2,099    2,252     (119)  (5,713)     (726)
Total other expense
 (income)...............      41       17        38       75     (156)      (87)    (195)    (140)    (104)     (132)
                          ------    -----    ------   ------   ------    ------   ------   ------   ------    ------
Earnings (loss) before
 income taxes...........     495      444       621      (72)   1,833     2,186    2,447       21   (5,609)     (594)
Income tax expense
 (benefit)..............     183      164       230      (27)     678       911      869        8   (2,128)     (157)
                          ------    -----    ------   ------   ------    ------   ------   ------   ------    ------
Net earnings (loss).....  $  312      280       391      (45)   1,155     1,275    1,578       13   (3,481)     (437)
                          ======    =====    ======   ======   ======    ======   ======   ======   ======    ======
Earnings (loss) per
 share:
 Basic..................  $ 0.05    $0.04    $ 0.06   $(0.01)  $ 0.17    $ 0.15   $ 0.19   $ 0.00   $(0.41)   $(0.05)
                          ======    =====    ======   ======   ======    ======   ======   ======   ======    ======
 Diluted................  $ 0.05    $0.04    $ 0.06   $(0.01)  $ 0.14    $ 0.15   $ 0.18   $ 0.00   $(0.41)   $(0.05)
                          ======    =====    ======   ======   ======    ======   ======   ======   ======    ======
Weighted average common
 shares
 Basic..................   6,673    6,666     6,672    6,730    6,828     8,310    8,488    8,588    8,585     8,603
                          ======    =====    ======   ======   ======    ======   ======   ======   ======    ======
 Diluted................   6,781    6,721     6,793    6,730    7,971     8,779    8,922    8,912    8,585     8,603
                          ======    =====    ======   ======   ======    ======   ======   ======   ======    ======

                                                         Percentage of Total Revenue
                         ---------------------------------------------------------------------------------------------
                         Sept. 28, Dec. 28, Mar. 29, June 28,  Sept. 27, Dec. 27, Mar. 28, June 27, Sept. 26, Dec. 26,
                           1996      1996     1997     1997      1997      1997     1998     1998     1998      1998
                         --------- -------- -------- --------  --------- -------- -------- -------- --------- --------
Total revenue...........   100.0%   100.0%   100.0%   100.0%     100.0%   100.0%   100.0%   100.0%    100.0%   100.0%
Total cost of sales and
 revenue................    61.3     63.5     64.7     64.5       62.8     63.3     65.0     72.5      90.3     73.3
                           -----    -----    -----    -----      -----    -----    -----    -----     -----    -----
Gross profit............    38.7     36.5     35.3     35.5       37.2     36.7     35.0     27.5       9.7     26.7
Operating expenses:
 Selling expenses.......     7.8      6.8      5.5      5.3        4.8      5.3      4.9      6.3       9.9      7.0
 General and
  administrative
  expenses..............     8.5      9.6      8.1      7.5        8.1      8.4      7.6      7.8      15.4     10.7
 Research and
  development expenses,
  net...................    16.9     15.1     15.7     14.3       14.7     12.7     12.9     14.0      19.2     13.3
 Acquisition-related
  expenses..............     --       --       --       8.4        --       0.9      --       --        --       --
 Restructuring charge...     --       --       --       --         --       --       --       --       12.4      --
                           -----    -----    -----    -----      -----    -----    -----    -----     -----    -----
Total operating
 expenses...............    33.2     31.5     29.3     35.5       27.6     27.3     25.4     28.1      56.9     31.0
                           -----    -----    -----    -----      -----    -----    -----    -----     -----    -----
Earnings (loss) from
 operations.............     5.5      5.0      6.0      --         9.6      9.4      9.6     (0.6)    (47.2)    (4.3)
Total other expense
 (income)...............     0.4      0.2      0.3      0.4       (0.9)    (0.3)    (0.8)    (0.7)     (0.8)    (0.8)
                           -----    -----    -----    -----      -----    -----    -----    -----     -----    -----
Earnings (loss) before
 income taxes...........     5.1      4.8      5.7     (0.4)      10.5      9.7     10.4      0.1     (46.4)    (3.5)
Income tax expense
 (benefit)..............     1.9      1.8      2.1     (0.1)       3.9      4.1      3.7      --      (17.6)    (0.9)
                           -----    -----    -----    -----      -----    -----    -----    -----     -----    -----
Net earnings (loss).....     3.2%     3.0%     3.6%    (0.3)%      6.6%     5.6%     6.7%     0.1%    (28.8)%   (2.6)%
                           =====    =====    =====    =====      =====    =====    =====    =====     =====    =====

Liquidity and Capital Resources

   At December 26, 1998, we had cash and short-term investments of $2.2 million with working capital of $23.0 million compared to December 27, 1997, when we had cash and short-term investments of $11.1 million and working capital of $26.9 million.

   During the six months ended December 26, 1998, our cash position decreased from $7.7 million to $2.2 million. The $5.5 million decrease resulted from cash used for operating activities of $3.0 million, cash used for investing activities of $2.6 million and cash used for financing activities of $26,000. Cash of $3.0 million used for operating activities consisted of the $3.9 million net loss and $1.4 million used for net changes in operating assets, including deferred income taxes. These sums were offset by noncash depreciation and amortization of $1.7 million and a noncash loss on disposal of assets of $625,000. Net cash used for investing activities of $2.6 million was comprised of $1.0 million in additions to property and equipment and $1.6 million in acquisition-related receivables. Net cash used for financing activities of $26,000 resulted primarily from repayments of notes payable of $206,000 offset by net borrowings under the bank line of credit of $173,000.

   During the fiscal year ended June 27, 1998, we generated $2.5 million in cash from operating activities and used $4.9 million for investing activities. Cash used for investing activities consisted of $3.7 million for the acquisition of ASTeX Sorbios, $3.0 million for additions to property, equipment, and patents, offset by sales of $1.3 million in investments (primarily commercial paper and government treasury bills) and $500,000 from the sale of our investment in a company. Cash flows from financing activities consisted primarily of repayment of $9.2 million bank debt offset by $16.1 million in proceeds from the issuance of common stock which was primarily from the exercise of warrants and stock options by employees.

   During the fiscal year ended June 26, 1997, we generated $4.4 million in cash from operating activities and used $7.0 million for investing activities. Cash used for investing activities consisted of $6.5 million for the acquisition of ASTeX CPI, $1.1 million for additions to property, equipment, and patents, and $1.3 million for the purchase of investments, offset by $2.0 million from sales of investments. Investments were primarily commercial paper and government treasury bills. Cash flows from financing activities consisted primarily of $5.0 million in proceeds from notes payable offset by note repayments of $4.6 million and proceeds of $290,000 from issuance of common stock which was primarily due to exercise of employee stock options.

   During the fiscal year ended June 29, 1996, we generated $719,000 in cash from operating activities and used $7.2 million for investing activities. Net cash used for investing activities consisted of $12.3 million for the acquisition of ASTeX ETO, $2.9 million for additions to property, equipment, and patents, $250,000 for an equity investment in a company, and $3.0 million for the purchase of investments, offset by sales of $11.2 million in investments. Investments were primarily commercial paper and government treasury bills. Cash flows from financing activities consisted primarily of proceeds of $8.0 million from two notes payable used in the acquisition of ASTeX ETO and $2.0 million from issuance of common stock which was primarily due to exercise of investor warrants and exercise of employee stock options, offset by $689,000 of note repayments.

   We have a credit facility with State Street Bank and Trust Company which consists of an $8.0 million unsecured demand line of credit with interest at the bank's prime rate 7.75% at January 27, 1999. This facility is subject to our meeting certain financial covenants which are tested quarterly. We are currently in compliance with all covenants. As of December 26, 1998, we had borrowings against the line of credit of $647,000 and an additional availability of $7.4 million. The line of credit expires in May 2000.

   We continue to use cash resources for developing new products, expanding sales and marketing, performing collaborative product development projects, and for general working capital. We seek joint ventures and/or acquisitions that will enhance our position in our markets with the potential to increase revenue and profitability.

   We believe that existing cash resources and funds from this offering, anticipated cash flows from operations and our credit facility will be sufficient to meet planned operating expenses and working capital requirements for a period of at least the next 12 months.

Effects of Inflation

   We believe that, over the past three years, inflation has not had a significant impact on our revenues or operating results.

Year 2000 Disclosure

   Many currently installed computer systems and software products are dependent upon internal calendars coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with Year 2000 requirements.

   We believe that our financial reporting and enterprise resource planning
(ERP) systems will be Year 2000 compliant by April 1999 except for the recently acquired ASTeX PlasmaQuest operation which is not currently a material component of our business. We are currently in the process of updating our financial reporting and ERP systems with SAP R/3, which has been represented as being Year 2000 compliant by its producer. We are currently using SAP R/3 in our facility in Woburn, MA. The current ERP software packages used by ASTeX ETO, are represented as being Year 2000 compliant. The current software package used by ASTeX Sorbios is not Year 2000 compliant. We intend to purchase an upgrade that is represented as being Year 2000 compliant and will implement this software by April 1999. We plan to upgrade the ASTeX PlasmaQuest system to be Year 2000 compliant before October 1999. Our other software is generally certified by the vendor as Year 2000 compliant or is not considered critical to our operations.

   We have spent approximately $1.5 million through December 26, 1998 on SAP R/3 software, hardware and consultants. We plan future SAP R/3 implementation expenditures of approximately $300,000. Although we believe future SAP R/3 implementation cost estimates to be accurate, we can not provide any assurance that these costs will not increase or that the implementations will occur by the dates estimated. We have conducted a review of our manufacturing equipment and facilities to ensure Year 2000 compliance. Based on our assessment, we do not anticipate that a material Year 2000 issue will be discovered in this area.

   We have addressed the Year 2000 preparedness of our critical suppliers and our major customers and related electronic data interfaces with these third parties. During the coming year we will contact critical suppliers and major customers to determine whether they are, or will be, compliant by the Year 2000. We expect to complete this assessment in the next few months. Based upon this evaluation, we will seek new vendors where necessary and formulate contingency plans to resolve customer-related issues that may arise. At this time we cannot estimate the impact that noncompliant suppliers and customers may have on us or our level of operations in the Year 2000. At present, we have not developed contingency plans, but we will determine whether to develop such plans when our assessment is completed.

   Although we have not completed a systematic review of our products in operation at customer locations, we believe that a number of diamond deposition systems may not be Year 2000 compliant. Over the next several months, we plan to identify noncompliant products and offer all necessary modifications to make them compliant. Additional noncompliant products could be identified during this process. Because a formal identification program has not been completed, we are unable to estimate the cost that will be incurred to remediate Year 2000 problems related to noncompliant products that are in operations at customer locations.

                                    BUSINESS

Introduction

   We supply precision reactive gas processing solutions and specialty power sources to the semiconductor, electronics, medical and industrial markets. Our broad product line is based on one or more of our core technologies including reactive gas processing, power sources and system integration. Depending on our customers' needs, we provide varying levels of integration--from components to integrated subsystems to complete process systems. Our reactive gas solutions give our customers a competitive advantage by improving their time to market with lower costs and less complexity.

   The electronics revolution could not have taken place without the advent of reactive gas processing methods for production of semiconductors. A reactive gas, created when energy breaks apart the molecules in a stable gas, allows rapid chemical reactions to occur at relatively low temperatures, essential for manufacturing advanced electronic devices. The semiconductor industry is the largest user of precision reactive gas processing because of its extraordinary demands for ultra-pure, high-yield and fine-geometry processes.

   We sell an extensive line of integrated subsystems and components to leading semiconductor equipment manufacturers, such as Applied Materials, who incorporate our products into the equipment they sell to semiconductor manufacturers. Semiconductor technology advances, particularly shrinking line widths, are driving the need for more sophisticated manufacturing processes which increasingly involve the use of reactive gases. Many essential steps in the manufacture of semiconductors use reactive gas processes including photoresist stripping, etching, thin-film deposition, surface and chamber cleaning and abatement of toxic exhaust gases. As equipment companies seek to improve the efficiency of their development and manufacturing processes, they are working more closely with critical suppliers who can provide integrated subsystems. We deliver fully-integrated reactive gas solutions that address this opportunity.

   Precision reactive gas technologies are increasingly being used in other sectors of electronics including magnetic disk heads and advanced electronics packaging. For these applications, we sell complete process systems which incorporate our reactive gas solutions combined with a fully-integrated platform that includes substrate handling and a production process.

   We sell power source and reactive gas products for medical equipment and a variety of industrial applications. Our power sources are used in magnetic resonance imaging (MRI), medical lasers and medical apparatus sterilization. Industrial applications include power sources for laser markers and high intensity lamps and reactive gas sources for thin-film optical coating, polymer surface modification and removal of trace carcinogens from groundwater.

Precision Reactive Gas Processing

   A reactive gas is created by adding energy to a stable gas to break apart its molecules. The resulting dissociated gas produces rapid chemical reactions when it comes into contact with other matter.

   Reactive gas processes have important advantages relative to other types of chemical processes. Relative to wet chemical processes, which typically involve acids, reactive gas processes do not have acid disposal costs. In contrast to many other types of chemical processes, which often require high temperatures to sustain reactions, reactive gas processes take place at relatively low temperatures. Low temperatures avoid heat damage to materials involved in the process. Furthermore, reactions that take place in a gaseous state can be applied to precision processing for ultra-fine geometries. Thus for many applications in semiconductor processing and other precise chemical processing, dry processes using reactive gases are increasingly displacing other types of chemical processes.

   In the semiconductor industry, reactive gas processes are used in process steps that remove material (etch, strip or clean) or deposit material (deposition). Reactive gases that are frequently used in the semiconductor industry to remove material or perform cleaning operations include oxygen, fluorine, fluorocarbons, chlorine and ozone. Precision reactive gas etch and deposition processes are emerging in other sectors of electronics such as magnetic disk heads and advanced electronics packaging.

   Precision reactive gases are used in a wide variety of industrial processes that require high purity or very precise specifications for the end-product. Reactive gas sources are used in deposition for many applications such as ultra-thin, precise optical films and diamond-like coatings for precision wear surfaces. Ozone, or reactive oxygen, is used to modify surfaces of polymers, to destroy carcinogens found in groundwater and to destroy bacteria and viruses such as in the medical and pharmaceutical industry where sterilization is critical.

   Designing equipment for producing high-purity reactive gases presents formidable engineering challenges requiring comprehensive mastery of a range of complex technologies. In making a reactive gas, a large amount of power, typically thousands of watts, must be delivered to the gas without damaging the chamber walls. Reactive gases are so highly corrosive that it is extremely difficult to contain these gases at high purity without contamination from corrosion of chamber walls. Thermal management of the chamber materials and temperature variations within the gas chamber is vital. Pressure management is also critical and must be integrated with power source characteristics and gas composition. As can be seen from the foregoing, successful design of reliable reactive gas source equipment involves a complex set of variables with many critical interactions and trade-offs.

ASTeX's Reactive Gas Solutions

   We have continually provided innovative solutions that address the need for purity, precision, uniformity, reliability and efficiency in reactive gas processes. Our engineers are experienced in addressing the difficult challenges associated with designing reactive gas equipment and have developed a breadth of solutions that meet our customers' exacting requirements. Drawing on our backgrounds in fusion energy research--which deals with the controlled heating of gases to ultra-high temperatures, demanding materials issues, high-energy power sources and reactive gas chemistry--and combined with our engineering talent from the semiconductor industry, we have a unique capability to deliver superior reactive gas solutions to all of our customers.

   To our customers in the semiconductor equipment market, we sell reactive gas subsystems that may be incorporated with their process chambers to add, for example, photoresist strip capability to a dry etch chamber or chamber clean capability to a deposition chamber. We sell our reactive gas sources (such as ozone) to suppliers of deposition and wet bench cleaning equipment. Our most integrated products provide magnetic disk head and electronics packaging manufacturers with complete process solutions. We also sell specialty power sources for medical and industrial applications. Every one of these solutions leverages our core competencies in reactive gas and power source engineering and addresses our customers' specific integration requirements.

Strategy

   Our objective is to expand our leadership position in advanced reactive gas processing solutions. Key elements of our strategy include:

   Leverage Core Technologies in the Semiconductor Processing Market. We seek to increase our penetration of the semiconductor market by expanding our customer base and by using our core technologies to introduce new integrated reactive gas subsystems and innovative power sources. Over the past two years, we have introduced five new integrated subsystem products that provide significant benefits to our customers. Such benefits include greater efficiency, reduced cost, increased integration for lean manufacturing and improved environmental performance.

   Extend Technology Leadership into New Market Segments. We intend to use our technology to address reactive gas and power source applications in new market segments. Exhaust gas abatement, manufacture of magnetic disk heads and advanced electronics packaging and groundwater remediation are among the new opportunities that we are addressing.

   Expand Global Sales and Service. We are strengthening our global sales and service through increased staffing and an expanding infrastructure. During 1999, we intend to expand our sales and service activities in Asia and Europe by adding direct personnel, independent representatives and joint ventures. In addition, we plan to develop end-user sales for existing products.

   Accelerate Growth through Strategic Acquisitions. Over the past three years, we have acquired four companies, extending our technology and broadening our markets. We intend to continue to evaluate strategic acquisitions, particularly those with closely-related technologies that serve applications beyond the semiconductor industry.

   Continue to Build Collaborative Development Relationships with Key Customers. We work closely with our customers to anticipate and provide solutions that meet specific performance, reliability, cost and integration requirements. By working closely with us, customers can outsource key subsystems and concentrate on their core competencies while adopting lean organizational practices.

Markets and Applications

   Our core competencies enable us to deliver precision reactive gas solutions that serve a variety of applications within the electronics, medical and industrial markets.

   Electronics

   Semiconductor Processing. Our reactive gas systems, subsystems and components are used in semiconductor manufacturing equipment. The world market for silicon wafer processing equipment was $17 billion in 1998. The component and subsystem segments of this market, which are available to us, are estimated by management to be approximately $500 million per year. We believe that the total available market for us in this industry can be expanded significantly both through anticipated growth in the overall semiconductor equipment manufacturing market and the development or acquisition of complementary product lines.

   A number of factors are driving demand for more advanced semiconductor manufacturing equipment. A primary factor is the increased demand for semiconductors in a number of consumer (e.g., portable telecommunications, paging and computing devices), automotive, medical and industrial markets. Also, new semiconductor capabilities have resulted in increasingly sophisticated semiconductors manufactured in increasingly complex processes. Semiconductor manufacturers have also developed new manufacturing processes that improve yields in a more automated environment, thereby reducing costs.

   Many essential process steps in the manufacture of semiconductors use reactive gas processes including photoresist stripping, etching, thin film deposition, surface and chamber cleaning and abatement of toxic exhaust gases. Semiconductor technology advances, particularly shrinking line widths, are driving the need for more sophisticated semiconductor manufacturing processes which increasingly involve the use of reactive gases.

   Technology advances within the industry, such as the transition to finer line widths, provide new opportunities for us. As geometries continue to shrink, next generation devices require new dielectric materials that must be created with advanced processes requiring new reactive gas solutions. The finer line widths are also driving a shift to copper interconnect for high speed logic devices. Copper damascene technology necessitates changes in the etch and deposition processes of both insulating and metal layers, creating new opportunities for reactive gas applications.

   As the semiconductor manufacturing industry grows and matures, many of the large semiconductor equipment manufacturers are working more directly with companies like us to implement the concept of lean manufacturing. Under this concept, suppliers provide a more fully integrated, complete subsystem solution rather than supplying individual components. This approach offers advantages of reduced cycle times, reduced fixed costs, and a reduced number of suppliers with the overall result of improved efficiency. We have been able to take advantage of this transition by working with our customers to develop and deliver integrated solutions.

   We also have the opportunity to sell retrofittable subsystems, both to semiconductor equipment manufacturers and directly to semiconductor fabricators. This may provide for a further expansion of our existing product revenues. Semiconductor fabricators have demonstrated interest in upgrading older equipment to improve performance, reduce costs and reduce greenhouse gas emissions, without bearing the cost of a complete new system. Upgrades are possible for a variety of components and subsystems such as ozone delivery and other reactive gas sources, exhaust gas abatement systems and more efficient chamber clean systems.

   Data Storage. Through the acquisition of PlasmaQuest, we have entered the magnetic disk head production equipment market. Magnetic disk heads record and read data on the magnetic disk. Shrinking feature sizes on magnetic disk heads allow higher capacity on data storage devices.

   The magnetic disk head market is driven by the reduction of cost per bit. New magnetic sensor technologies, magneto-resistive (MR) and giant magneto-resistive (GMR) heads, enable disk drive manufacturers to offer increasingly higher storage capacity. MR heads are predicted to offer storage of up to 5 gigabytes per square inch while GMR heads are expected to offer up to 50 gigabytes per square inch by 2005. Low temperature etch and CVD equipment that incorporates new technology is required for the production of GMR heads.

   The transition to GMR head technology is expected to drive the expansion of the GMR head market from 1999 through 2001. GMR head production is projected to increase to nearly 100 million units in 1999 and to over 775 million units in 2001 while the MR market is expected to remain relatively unchanged. Total magnetic head production is expected to increase from an estimated 955 million units in 1998 to an estimated 1.7 billion units in 2001. We intend to expand the number of magnetic disk head processes available to our customers.

   Advanced Electronics Packaging. We currently sell a reactive gas cleaning system for oxide removal in the production of ball grid array and flip chip circuit assemblies. We are evaluating further applications for emerging advanced electronics packaging and may develop further products for this market that could be sold to OEMs as subsystems or directly to end users as complete systems.

   We are a leading supplier of systems that produce diamond substrates using a reactive gas CVD process. CVD diamond is used as an electronic packaging material for laser diodes and filters for very high frequency telecommunication applications. Diamond is used in these applications because it is the best thermal conductor and is also an excellent electrical insulator. However, because of its high cost, CVD diamond has been confined to specialized high-value markets. We believe that the development of a larger market in CVD diamond depends on future cost reductions of the process and the development of new applications.

   Medical and Industrial

   We sell our products for a variety of applications in advanced medical and industrial processes.

   Medical Equipment Power Sources. We supply RF power sources for magnetic resonance imaging (MRI) and medical equipment sterilization applications, and DC power sources for medical lasers.

   We are a leading supplier of RF power sources to the MRI equipment market. MRI is a diagnostic imaging instrument that uses RF energy to excite the body's hydrogen molecules in a strong magnetic field.

The excited molecules produce a radio signal that can be translated into images. MRI is especially effective in imaging soft tissue and tissue surrounded by bone.

   We also provide RF power sources used in medical equipment sterilization systems. Reactive gas removes contaminants and sterilizes medical instruments and material without leaving toxic residue. This method, which competes with high-temperature steam sterilization and low-temperature chemical baths, significantly reduces instrument wear caused by the steam process and toxic chemicals used in chemical baths.

   We provide a broad line of DC power sources for medical lasers and endoscopic systems. These power sources feature compact size and low noise, and meet the challenging requirements of laser systems. In the medical laser market, growth is being driven by increasing demand for laser-based non-invasive medical devices for surgery and for a variety of cosmetic and dermatological procedures including treatment of varicose veins and other benign vascular lesions, hair removal, skin rejuvenation and skin cancer treatment. Another growing application is laser vision correction. Surgical laser systems also are used in a wide variety of other applications.

   Industrial Applications. We are a leader in DC power sources for lasers used in an increasing number of industrial marking applications. Date or product code marking of food and pharmaceutical packaging with a laser has replaced ink for many products. Automotive parts are marked to reduce auto theft. In addition, metal, plastic and paper products use marking lasers for serial numbers to reduce cost and increase throughput.

   Our reliable, high-pressure ozone generators have been incorporated in a pilot program for a new process technology that removes MTBE and other carcinogens from groundwater. MTBE, a gasoline additive, has contaminated many of the aquifers in the Los Angeles basin. This pilot program has been implemented by Applied Process Technology and has been successfully used for the past two years, meeting initial performance specifications. We believe this application could turn into a larger market opportunity if groundwater remediation to remove MTBE becomes mandated and this technology is selected.

   We also provide our power sources and reactive gas sources to a number of leading chemical and materials companies. Typical applications include electro-optics, polymer processing, optical thin-film coating and industrial CVD processes.

Products

   We supply a broad range of components, integrated subsystems and complete process systems for precision reactive gas processing applications. The broadest group of applications is in electronics, primarily the semiconductor industry. In addition, our products are used in medical equipment and a variety of industrial applications.

   Electronics

   The table below sets forth the range and types of significant products and applications that we supply to the electronics market. All of our power source, reactive gas source and integrated subsystem products sold to the electronics market are used in the semiconductor industry. All of our complete process systems are used in either magnetic disk head manufacturing or advanced electronics packaging.

   In electronics applications, the selling prices of our products have wide ranges depending on the level of integration (sources, integrated subsystems or complete process systems), the quantity ordered, the extent of customized features and the application served. Typical selling prices range from $1,000 to $25,000 for our power sources and from $15,000 to $50,000 for our reactive gas sources. Our integrated subsystems typically range in price from $18,000 to as much as $175,000. The highest priced subsystems are those that combine multiple reactive gas sources in one integrated subsystem. Our complete process systems typically range in price from $100,000 for laboratory systems up to $1.0 million for production systems.

                     Products for Electronics Applications

                                               Trade        Year
  Product Category   Products                  Name      Introduced          Applications
  Power Sources      Microwave                              1988    Semiconductor etch and strip;
                                                                    advanced packaging

                                                            1993    Primarily used internally in
                                                                    ASTeX's subsystems and systems

                     Microwave with Self-  SmartPower       1998    Semiconductor etch and strip;
                     Diagnostics                                    advanced packaging
              ------------------------------------------------------------------------------------
                     Radio Frequency                        1996/1/ Primarily used internally in
                                                                    ASTeX's subsystems
              ------------------------------------------------------------------------------------
                     DC/Low Frequency                       1997/2/ Primarily used internally in
                                                                    most ASTeX products
--------------------------------------------------------------------------------------------------
  Reactive Gas       Component General     SmartSet         1988    Semiconductor etch, strip
  Sources            Reactive Gas Source                            deposition and chamber clean;
                                                                    advanced packaging

                                                            1996    Primarily used internally in
                                                                    ASTeX's subsystems
              ------------------------------------------------------------------------------------
                     Component Ozone       Semozon          1995    Primarily used internally in
                     Source                                         ASTeX's Liquozon and Semozon
                                                                    subsystems

                                                            1995    Semiconductor deposition and
                                                                    wet bench wafer cleaning
--------------------------------------------------------------------------------------------------
  Integrated         Integrated Ozone      Semozon        1996 and  Semiconductor deposition and
  Subsystems         Sources                                1998/3/ wet bench wafer cleaning
              ------------------------------------------------------------------------------------
                     Integrated General    CPS              1997    Semiconductor strip
                     Reactive Gas Source
              ------------------------------------------------------------------------------------
                     Multi-Channel DC, RF  Gladiator        1997    Semiconductor deposition and
                     and Microwave Power                            etch
                     Source
              ------------------------------------------------------------------------------------
                     Atomic Fluorine       ASTRON           1998    Semiconductor chamber clean
                     Subsystem                                      and exhaust gas abatement
              ------------------------------------------------------------------------------------
                     Ozonated Water        Liquozon         1998    Wet bench semiconductor wafer
                     Delivery Subsystem                             cleaning
--------------------------------------------------------------------------------------------------
  Complete           CVD Diamond           Series V         1988    Diamond materials research
  Process Systems    Laboratory Systems
              ------------------------------------------------------------------------------------
                     CVD Diamond           Series V         1993    CVD diamond production and
                     Production Systems                             specialized electronics
                                                                    packaging
              ------------------------------------------------------------------------------------
                     Single Chamber Etch   PQ Series III    1998/4/ MR and GMR magnetic disk heads
              ------------------------------------------------------------------------------------
                     Batch Reactor Etch    PQ Series III    1998/4/ Cleaning of ball grid arrays

--------------------------------------------------------------------------------

/1/Derived from the acquisition of ETO in January 1996.
/2/Derived from the acquisition of Converter Power in May 1997.
/3/Derived from the acquisition of Sorbios in October 1997.
/4/Derived from the acquisition of PlasmaQuest in November 1998.

   As shown in the table, we began selling reactive gas sources and microwave power sources in volume to the semiconductor equipment market in 1993. Over the past three years, all of our products introduced for the semiconductor equipment market have been more fully-integrated subsystems. As semiconductor equipment manufacturers implement lean manufacturing practices and move towards the outsourcing of more fully-integrated subsystems, we have an opportunity to further extend our subsystems product lines sold to these customers.

   Our reactive gas solutions can be incorporated into complete process systems on a fully-integrated platform that includes substrate handling and a production process. Expanding beyond our CVD diamond processing systems, we have targeted two high growth areas for supplying complete systems that do not compete with our semiconductor equipment customers. The two applications are the manufacture of magnetic disk heads and advanced electronics packaging, which we now serve with the recently-acquired PlasmaQuest product line.

   Power Sources, Reactive Gas Sources and Integrated Subsystems for Semiconductor Processing.

   Power Sources. We are a leading supplier of microwave power sources used for semiconductor etch and strip applications. We first introduced this product family into the semiconductor equipment market in 1993. We introduced SmartPower microwave power sources in 1998. SmartPower sources offer lower cost of ownership and are designed for maximum up-time and process consistency. We have taken our first volume production order for SmartPower and began shipping this product in January 1999.

   Reactive Gas Sources. We supply a series of configurations of component microwave power sources combined with a reactive gas source but without integrated gas handling or controls. The SmartSet series provides flexibility of configuration and integration for semiconductor equipment customers who buy their reactive gas solutions as components.

   Integrated Subsystems. Our Semozon product series consists of both component and integrated ozone sources used in semiconductor deposition and wet bench wafer cleaning applications. Our subsystems incorporate our reactive gas sources and power sources integrated with controls and gas handling. The ozone cleaning method substantially reduces chemical consumption relative to traditional cleaning methods. Patented high-efficiency ozone generation technology, acquired as part of ASTeX Sorbios, is also used in our ultra-pure ozone source subsystems.

   In 1998, we introduced ASTRON, an atomic fluorine source for chamber clean and exhaust gas abatement applications. A complete solution, ASTRON integrates a reactive gas source, a power source and controls into a compact subsystem. ASTRON produces a high flow rate of atomic fluorine which supports rapid processing, while its compact design permits easy integration with semiconductor production tools. For chamber clean of deposition tools, ASTRON generates atomic fluorine that reacts with waste deposits in the chamber, generating gases that are easily scrubbed to form benign salts for disposal. In oxide etch tools, ASTRON is used to abate hazardous exhaust creating substances which are easily scrubbed from the exhaust. ASTRON addresses the need to reduce greenhouse gases while, simultaneously, significantly lowers the cost of cleaning semiconductor process modules. ASTRON has been shipped to beta customers and we expect volume shipments in 1999.

   In 1997, we introduced our CPS integrated general reactive gas sources for photoresist strip and other applications that reduce time-to-market for advanced etch systems. CPS has been accepted under a volume supply agreement for integration into a new generation of etch equipment.

   In 1997, we also introduced our Gladiator family of three-channel and four-channel combined RF and microwave power sources, integrated with control systems, for oxide etch and insulator deposition applications. This product family reduces costs by integrating all power requirements for advanced process chambers in a single subsystem. We began selling these products in volume in 1997 and they have been accepted under a volume supply agreement.

   In 1998, we introduced Liquozon, an integrated subsystem that dissolves ozone into de-ionized water for direct injection onto wafers being cleaned at multiple production stages. Liquozon provides high concentrations of ozone in de-ionized water, providing an efficient cleaning method, eliminating the use of acids and associated handling costs. We expect Liquozon to become widely adopted in the wet bench cleaning market because it provides an integrated ozone solution which can be rapidly and easily implemented by its customers. Many leading wet bench companies are either already shipping our ozone solutions to customers or are in various stages of introducing wet ozone into their manufacturing process.

   Complete Process Systems for Other Electronics Applications.

   Our Series V diamond deposition products serve both the laboratory and production markets. We have been a leader in the commercialization of this technology over the past decade, and have a leading share of this market. Prices of the products range from approximately $100,000 for research systems to $1.0 million for a high volume production system.

   We supply single chamber etch systems for magnetic disk head fabrication. These systems are also under evaluation for other fabrication steps. The average selling price for these systems is approximately $800,000.

   We sell batch etch systems for cleaning during the manufacture of ball grid arrays and flip chip circuits. The average selling price for these systems is approximately $200,000.

   Our PQ Series III systems for magnetic disk head and advanced packaging applications use a patented new design for large-area, scalable, microwave-driven reactive gas sources. These systems are currently used in high-rate etch processes and are now being extended into low temperature deposition processes. We intend to expand the number of magnetic disk head and advanced packaging processes offered by these systems.

   Medical and Industrial Applications

   We use our power source and reactive gas source capabilities to provide a broad range of specialized products, primarily for medical equipment and medical lasers, as well as for industrial lasers and industrial CVD. These products are set forth in the table below.

                Products for Medical and Industrial Applications

                                              Year
  Product Category        Products         Introduced          Applications
  Power Sources      Microwave                1993    Polymer processing
              ---------------------------------------------------------------------
                     Radio Frequency          1996/1/ Magnetic resonance imaging
                                                      equipment

                                              1996/1/ Medical sterilization
              ---------------------------------------------------------------------
                     DC/Low Frequency         1997/2/ Medical and industrial lasers
-----------------------------------------------------------------------------------
  Reactive Gas       General Reactive Gas     1995    Industrial deposition and
   Sources           Sources                          optical thin-film coating
              ---------------------------------------------------------------------
                     Component Ozone          1996    Water remediation
                     Source
                                              1998    Polymer and surface treatment
-----------------------------------------------------------------------------------
  Integrated         Integrated Ozone         1998    Water remediation
  Subsystems         Sources

--------------------------------------------------------------------------------

/1/Derived from the acquisition of ETO in January 1996.
/2/Derived from the acquisition of Converter Power in May 1997.

   In medical and industrial applications, the selling prices of our products have wide ranges depending on the amount of reactive gas or power delivered, the level of integration (sources or integrated subsystems), the quantity ordered and the application served. Our power sources typically range in price from $1,500 to $36,000. Our reactive gas sources typically range in price from $15,000 to $50,000. Our integrated subsystems typically range in price from $18,000 to $175,000.

   Medical Equipment Power Sources. We supply RF power sources used in MRI systems and in medical equipment sterilization systems. In addition, in 1997, we introduced DC switching power sources that offer excellent price/performance for medical applications. These products will be widely offered internationally to customers beginning in 1999.

   Industrial Power Sources and Reactive Gas Sources. We supply power sources for industrial lasers and electro-optic applications. For the emerging water remediation market, we supply ozone source components and subsystems integrated with gas handling and controls. These subsystems can be configured to provide sufficient high-pressured ozone to process up to 2,000 gallons of water per minute.

Research and Development

   Our research and development activities emphasize process and application development in collaboration with key customers, supported by engineering teams with electrical, mechanical and software expertise. We have two applications development laboratories in the United States and an applications development group in Germany. The senior engineering staff with advanced degrees spend a substantial fraction of their time visiting customers and exploring new applications requiring solutions. Our research and development staff totals 81 people, of whom 21 have advanced degrees including 13 Ph.D.s.

   Total research and development expenses (including expenses attributable to certain research contracts which are expensed as incurred and included in cost of revenue) were approximately $12.0 million in fiscal 1998, $8.7 million in fiscal 1997 and $6.9 million in fiscal 1996, or 14% of revenues in fiscal 1998, 18% of revenues in fiscal 1997 and 18% of revenues in fiscal 1996. We also receive funding which is used to partially offset these research and development expenses. Internally funded research and development expenditures, net of funding received, were approximately $11.3 million during fiscal 1998, $7.3 million during fiscal 1997, and $5.0 million during fiscal 1996. Total research and development expense for the six months ended December 26, 1998 and December 27, 1997 were approximately $4.8 million and $5.8 million, respectively, or 16.5% and 14.4% of revenues for the six months ended December 26, 1998 and December 27, 1997, respectively. Internally funded research and development expenditures, net of funding received, were approximately $4.6 million and $5.4 million, respectively, or 15.8% and 13.6% of revenues for the six months ended December 26, 1998 and December 27, 1997, respectively.

   Because of the highly technical nature of our business, our rapidly expanding markets, and new technologies we are developing, we expect to continue to spend heavily in future years on research and development activities. We expect to continue to fund approximately 10% of our research and development expenses through customer development contracts and government-funded research. We have received development contracts directly from our semiconductor equipment customers for products specific to their applications, but which also have other market potential. We use such funding as a means of accelerating our product development and are generally not restricted from selling developed products widely.

Significant Customers and Contracts

   During fiscal 1998, 1997, and 1996, Applied Materials accounted for approximately 40%, 38%, and 45% of our consolidated total revenue, and 36% for the six months ended December 26, 1998. Philips Medical Systems accounted for approximately 6% of our total revenue in fiscal 1998, 10% in fiscal 1997 and 10% for the six months ended December 26, 1998. If we lose Applied Materials or Philips Medical Systems or if they significantly reduce orders, our revenues, operating results and financial condition will be hurt. No other customer accounted for more than 5% of total revenue in fiscal 1998. While sales to Applied Materials represent a large portion of our total revenue, Applied Materials is the world's largest semiconductor equipment manufacturer.

   In the semiconductor equipment market, our customers include Applied Materials, GaSonics, Quester Technology, Ulvac, Varian, Watkins-Johnson and others. We have signed multi-year supply contracts with some of these customers which typically provide for cancellation or modification with little or no penalty. In addition, we have multi-year supply agreements with medical customers on substantially similar terms. Generally, customers may push out deliveries, put firm orders on hold, or cancel existing firm orders with little or no penalty.

Marketing, Sales and Services

   In order to sell and service our products more aggressively in the global market, we formed a Global Customer Operations organization in the last quarter of fiscal 1998. This organization presents one face to the customer worldwide and comprises our entire marketing, sales, service, and product management group. The organization is structured around regional offices worldwide, supporting direct marketing, sales, and service activities, and provides more control over independent sales and distribution representatives. During 1998, the Global Customer Operations organization established regional headquarters for the western U.S. (Santa Clara, CA), central U.S. (Austin, TX), eastern U.S. (Woburn, MA), and Europe (Berlin, Germany).

   We have entered into a strategic alliance in Taiwan, Power Alliance Taiwan, and are negotiating other strategic alliances in other parts of Asia. These alliances contemplate the sharing of office and infrastructure support and providing sales and support for a combined suite of products in a given area. We intend to establish other direct sales and service offices in Asia and Europe during the remainder of 1999.

Manufacturing and Suppliers

   Our products are manufactured in facilities at Woburn and Newton, Massachusetts; Colorado Springs, Colorado; Dallas, Texas; and Berlin, Germany. During the past six months, we consolidated our Beverly, Massachusetts and Modesto, California facilities, primarily into the Woburn facility and secondarily into the Colorado facility.

   We perform final assembly, integration, testing, and quality assurance at our facilities. We obtain many components and ship many of our products under "just-in-time" arrangements.

   Most of the components for our products are manufactured by a number of suppliers. However, we have several significant sole source suppliers. We believe that these components could be obtained elsewhere if needed or that our products could be redesigned to use alternative suppliers' products. However, other supply sources might not be available without significant delay or increased cost.

Competition

   We compete on the basis of our technical expertise, core competencies, manufacturing capabilities, high quality and reliability, performance, established reputation and customer relationships. Many of our technical personnel have recognized experience in the fields of power and reactive gas source technology, systems integration and advanced process technology. We compete in a number of markets by providing a broad array of products, engineering and service support. We believe that this range of products and capabilities provide us with a significant competitive advantage. No other company competes across all of these markets and product lines.

   We believe that we are the largest provider of microwave power sources and microwave-powered reactive gas sources in the world, facing competition primarily from Muegge in Germany and Daihen in Japan. In the ozone source market, we compete primarily with Sumitomo Precision Products and Ebara. We believe our major competitors for RF power sources and amplifiers are ENI, a subsidiary of Astec (BSR) Plc; Advanced Energy Industries; Comdel; and Analogic. We believe our major competitors for DC power sources are ALE Systems, Analog Modules, and Kaiser Systems for laser applications, and Buhl, Tectrol, and Walker Power for electro-optics.

   Many of our customers have large in-house equipment development programs. These in-house programs often attempt to develop equipment which may compete with or replace the products purchased from us. We typically have been able to meet the purity, controllability and reliability requirements of our customers in a cost effective and timely manner. However, many of these companies have substantial financial and technical resources and our customers could cease or reduce their purchases of our products if they develop competitive equipment internally. These customers or other firms could develop new or enhanced products which are more effective than those offered by us.

   We believe that many factors will affect our competitive position in the future, including our ability to:

  . develop and manufacture new products that meet the needs of our markets

  . respond to competitive developments and technological changes

  . manufacture our products at low cost

  . retain a highly qualified scientific and engineering staff

  . provide sales and service to a worldwide customer base

   We must continue to develop and enhance our technology and products to keep pace with technological changes in production equipment and advanced materials processes.

Patents and Proprietary Information

   We currently own 18 U.S. patents and one Canadian patent, and have two pending U.S. patents and seven pending foreign applications in various stages of prosecution. All pending and issued patents pertain to reactive gas sources and microwave-powered reactive gas sources and processes. The earliest of the issued patents considered material to our business expires in 2007. As a qualifying small business, we have retained commercial ownership rights to proprietary technology developed under various U.S. and government contracts and grants, including SBIR contracts. We also have joint development agreements with industrial and commercial partners which may result in sole or joint ownership rights to proprietary technology developed under those agreements.

   There is no single patent which we believe is critical to our business. Our success depends principally on the technical expertise and product development capabilities of our engineering and manufacturing teams and the sales and marketing skills of our Global Customer Operations group.

   In addition to our patent rights, we rely upon trade secrets and confidentiality agreements, which all employees are required to execute, assigning all patent rights and technical or other information developed by employees during their employment to us. Our employees, consultants, customers, and potential customers have agreed not to disclose any trade secret or confidential information without prior written consent. Notwithstanding these confidentiality agreements, other companies could acquire information which we consider proprietary. Moreover, while we have successfully enforced one of our patents and intend to continue to vigorously enforce our patents against infringement by third parties, we might not be able to enforce our patents or obtain meaningful protection from competitors, or receive patents from our pending patent applications. Even if a competitor's products were to infringe our patents, enforcing our rights would be very expensive and would divert funds and resources which otherwise could be used in our operations. We might not be successful in enforcing our rights and a court could find that our products infringe a third party's rights. If we are not successful in a suit involving patents or other intellectual property rights of a third party, a license might not be available on commercially reasonable terms.

Backlog

   Our backlog consists of purchase orders for standard products and contracts for research and development. At December 26, 1998 our backlog was approximately $12.9 million of which $12.0 million was for standard products and $907,000 was for research contracts. The backlog at December 27, 1997 was approximately $21.8 million of which $20.9 million was for standard products and $901,000 was for research contracts. We expect to complete all standard product backlog during the next six months and all research contract backlog during the next twelve months. The backlog figures exclude orders under certain just-in-time supply agreements with major semiconductor capital equipment manufacturers. These multi-year supply agreements, as well as certain government contracts, typically provide for cancellation or modification with little or no penalty. In addition, customers may push out deliveries, put firm orders on hold, or cancel existing firm orders with little or no penalty.

Employees

   As of December 26, 1998, we employed 405 persons on a full-time basis, including 35 temporary employees. We employ 50 persons in administration, 40 in sales and marketing, 81 in research and development, and 234 in manufacturing. We believe that our relations with our employees are satisfactory.

                                   MANAGEMENT

   The directors, executive officers, officers and certain other key employees of ASTeX, and their ages and positions as of January 29, 1999, are as follows:

Name                     Age                                 Position
----                     ---                                 --------
Richard S. Post, Ph.D...  55 President, Chief Executive Officer and Chairman of the Board of Directors

John M. Tarrh...........  51 Senior Vice President, Finance, Secretary, Treasurer and Director

Donald K. Smith, Ph.D...  46 Senior Vice President, Advanced Technology and Director

Brian R. Chisholm.......  51 Senior Vice President and Chief Operating Officer

Avishay Katz, Ph.D......  40 Senior Vice President, Global Customer Operations

Stanley Burg............  58 Senior Vice President, Business Development

Jill E. Maunder.........  42 Vice President, Human Resources

Michael C. DeLuca.......  41 Vice President, Manufacturing Operations

Robert E. Bettilyon.....  50 Corporate Controller

Robert R. Anderson......  61 Director

Michel de Beaumont......  56 Director

John R. Bertucci........  57 Director

Hans-Jochen Kahl........  59 Director

   Richard S. Post, Ph.D. has served as ASTeX's President, Chief Executive Officer and Chairman of the Board since its inception in 1987. Prior to founding ASTeX, Dr. Post served at the Massachusetts Institute of Technology
(MIT) from 1981 to 1987. At MIT, Dr. Post served as a Senior Research Scientist, in the position of Head of the Mirror Confinement Division of the Plasma Fusion Center. Dr. Post earned his Ph.D. in Plasma Physics from Columbia University and his Bachelor of Science degree from the University of California at Berkeley. He also completed the Owner/President Management Program at Harvard Business School.

   Mr. John M. Tarrh has served as ASTeX's Senior Vice President, Finance, Treasurer and Secretary, and as a director since its inception in 1987. Mr. Tarrh became the Manager of the Mirror Confinement Division of MIT's Plasma Fusion Center in 1986 where he was responsible for financial management, project management and administration. Prior to joining the research staff of MIT in 1978, he was the Executive Vice President--Operations of Magnetic Engineering Associates, a privately held, high technology company in Cambridge, Massachusetts which was owned by Sala Magnetics. Mr. Tarrh presently serves as a director for QC Optics, Inc., a publicly held designer of laser-based defect detection systems. Mr. Tarrh received his Master of Science degree in Electrical Engineering from MIT, and he earned his Bachelor of Science degree in Electrical Engineering from Virginia Polytechnic Institute and State University.

   Donald K. Smith, Ph.D. has served as ASTeX's Senior Vice President, Advanced Technology, and as a director since its inception in 1987. He joined MIT as a Research Scientist in 1981 and was a Group Leader as well as a member of the management team on several projects. Dr. Smith earned his Master of Science degree and Ph.D. in Electrical Engineering from the University of Wisconsin, Madison, and his Bachelor of Science degree from Davidson College.

   Mr. Brian R. Chisholm has been ASTeX's Chief Operating Officer and Senior Vice President since May 1998. From November 1996 to May 1998, he was ASTeX's Senior Vice President of Operations. From 1994 to August 1996, Mr. Chisholm was the Research and Development Manager--Thin Film Systems for Varian Associates, a developer and producer of automated systems for depositing thin films, where he was responsible for advanced development, engineering and support of all thin film products. Previously, Mr. Chisholm was the

Vice President, Engineering and Product Management for IRT Corporation, a publicly held company that provides machine vision based x-ray inspection systems and radiation processing services. Mr. Chisholm received a Master of Business Administration degree from Northeastern University, a Master of Science degree in Physics from Virginia Polytechnic Institute and a Bachelor of Arts degree in Physics from Northeastern University.

   Avishay Katz, Ph.D. has been ASTeX's Senior Vice President, Global Customer Operations since May 1998. From 1997 to 1998, Dr. Katz was Vice President of Strategic Marketing and Chief Technical Officer of Watkins-Johnson Company, a manufacturer of thin film deposition capital equipment for the semiconductor industry. From 1996 to 1997, Dr. Katz was manager of Power Electronics Technology at EPRI--The Electric Power Research Institute, where he was in charge of designing the power electronic device and system strategy for the electrical industry. Previously, since 1988, Dr. Katz was a member of the technical staff and team leader for the AT&T Bell Laboratories, where he performed research and development of metal, dielectric and semiconductor thin film technology for microelectronics and optoelectronics applications. Dr. Katz received a Ph.D. degree in Materials Science and Engineering and a Bachelor of Science degree in Engineering from the Technion--Israel Institute of Technology.

   Mr. Stanley Burg has been ASTeX's Senior Vice President, Business Development since December 1998. From July 1995 to November 1998, he was Chief Executive Officer of Sputtered Films, Inc., a privately-owned company involved in the design and manufacture of high performance sputtering equipment for the semiconductor and magnetic storage industries. From 1991 to 1995, Mr. Burg was Group Vice President of Implex PLC, a U.K. holding company comprised of wholly-owned subsidiaries in the semiconductor and memory products business.

   Ms. Jill E. Maunder has been ASTeX's Vice President of Human Resources since February 1998. From February 1996 to February 1998, Ms. Maunder was the President for Outsourcing Solutions, Inc., a human resources consulting firm. From September 1993 to January 1996, Ms. Maunder was Vice President, Human Resources Consulting for Strategic Outsourcing, Inc., a human resources outsourcing practice. Prior to that Ms. Maunder was Director, Human Resources for Bull HN Worldwide Information Services. Ms. Maunder holds a Bachelor of Arts degree in Social Service from the University of New Hampshire.

   Mr. Michael C. DeLuca has been ASTeX's Vice President of Manufacturing since May 1997. From 1995 to 1997, Mr. DeLuca was the Director of Operations for Applied Fiberoptics, Inc., a fiberoptics manufacturing company where he was responsible for all aspects of manufacturing. From 1993 to 1995, Mr. DeLuca was Pharmaceutical Operations Manager for Millipore Corporation, a manufacturer of high technology filtration devices. Previously, he was the Plant Manager for Veratec, a manufacturer of components for the computer diskette industry. Mr. DeLuca received a Master of Business Administration degree from Babson Graduate School of Business, and a Bachelor of Arts degree in Physics from the College of The Holy Cross.

   Mr. Robert E. Bettilyon has been ASTeX's Director, Corporate Controller from August 1993 to September 1998. From 1983 to 1993, Mr. Bettilyon was Controller at Coherent General, Inc., a private manufacturer of industrial lasers and laser systems for materials processing and medical applications, and has served at each of its Massachusetts, Tokyo and Munich facilities. Mr. Bettilyon previously served as a Senior Financial Planning Analyst at Standard Oil of Ohio from 1980 to 1983, and as an Audit Senior at Touche Ross (now Deloitte and Touche) from 1977 to 1980. Mr. Bettilyon holds a Bachelor of Science degree in Accounting from the University of Utah and is a Certified Public Accountant.

   Mr. Robert R. Anderson has served as a director of ASTeX since October 1995. Previously, Mr. Anderson co-founded in 1975 and served as Chairman of the Board of Directors, Chief Financial Officer and Chief Operating Officer of KLA Instruments Corporation (now KLA-Tencor), the leading manufacturer of yield monitoring and process control systems for the semiconductor manufacturing industry, from which he retired in 1994. Mr. Anderson is Chairman of Silicon Valley Research, Inc. (Silicon Valley), a manufacturer of EDA software for integrated circuit design and manufacture. From 1996 to 1998, Mr. Anderson served as the Chief

Executive Officer of Silicon Valley. From 1970 to 1975, Mr. Anderson was Chief Financial Officer of Computervision Corporation, which developed and marketed software for design automation and product data management. Mr. Anderson is presently the Chief Executive Officer and Chairman of the Board of Directors of Integral Domain Technologies, Inc., a manufacturer of yield management software. Mr. Anderson attended Bentley College.

   Mr. Michel de Beaumont has served as a director of ASTeX since January 1993. Since 1981, Mr. de Beaumont has served as a co-founder and director of American Equities Overseas (U.K.) Ltd. of London, England, a wholly owned subsidiary of American Equities Overseas Inc. (American Equities), a private securities brokerage and corporate finance firm. From 1978 to 1981, Mr. de Beaumont served as a Vice President in the London, England Office of American Securities Corp., which subsequently was the clearing house for American Equities until 1993. Mr. de Beaumont has also previously served as a Vice President at Smith Barney Harris Upham and Oppenheimer & Co. Mr. de Beaumont holds degrees in Advanced Mathematics, Physics and Chemistry from the Universities of Poitiers and Paris, and a degree in Business Administration from the University of Paris.

   Mr. John R. Bertucci has served as a director of ASTeX since September 1994. Mr. Bertucci has been Chairman, President, Chief Executive Officer and a director of MKS Instruments, Inc. (MKS), a privately held manufacturer and seller of pressure control instruments for vacuum processes, since 1974. Since October 1998, Mr. Bertucci has served as a director of IntelliSense Corporation, a privately-owned designer and manufacturer of micro-electronic machined structures. Mr. Bertucci received a Master of Science degree in Industrial Administration and a Bachelor of Science degree in Metallurgical Engineering from Carnegie-Mellon University.

   Mr. Hans-Jochen Kahl has served as a director of ASTeX since October 1995. From June 1994 through September 1996, Mr. Kahl served as a consultant to Ebara, a Japanese manufacturer of industrial water pumps and vacuum process equipment for the semiconductor industry. Mr. Kahl was employed by Leybold AG, formerly Leybold-Heraeus GmbH (Leybold), a leading international manufacturer of vacuum pumps and other vacuum process equipment for the semiconductor industry, from July 1983 to March 1992, Mr. Kahl served as a managing director of Leybold, where he was primarily responsible for sales, marketing and strategic planning. Mr. Kahl was appointed to the Board of Directors of Leybold in 1987, and since November 1996, he has served as a director of Solid State Measurement, a privately held manufacturer of high precision measurement tools.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to ASTeX regarding the beneficial ownership of common stock as of February 8, 1999, and as adjusted to reflect the sale of shares offered hereby, by (i) each director of ASTeX, (ii) the named executive officers, (iii) all directors and executive officers of ASTeX as a group, and (iv) each person known to ASTeX to be the beneficial owner of more than 5% of its outstanding shares of common stock.

                                                       Shares Beneficially
                                                            Owned(1)
                                                   ---------------------------
                                                                Percentage
                                                                 Owned(2)
                                                             -----------------
                                                              Before   After
                                                    Number   Offering Offering
                                                   --------- -------- --------
Executive Officers and Directors
Richard S. Post, Ph.D.(3).........................   642,102    7.3%     5.7%
Donald K. Smith, Ph.D.(4).........................   468,478    5.4%     4.2%
John M. Tarrh(5)..................................   417,936    4.8%     3.7%
Brian R. Chisholm(6)..............................    49,900      *        *
Robert R. Anderson(7).............................   109,000    1.3%     1.0%
Michel de Beaumont(8).............................    87,730    1.0%       *
John Bertucci(9)..................................   107,500    1.2%     1.0%
Hans-Jochen Kahl(10)..............................    28,500      *        *
All Officers and Directors as a Group (12
 Persons)(11)..................................... 1,949,746   21.6%    16.9%

Five Percent Stockholder
Kopp Investment Advisors, Inc.(12)................ 1,362,199   15.7%    12.2%
 7701 France Avenue South, Suite 500
 Edina, Minnesota 55435

--------
  * Less than one percent (1%)

 (1) Shares of common stock that an individual or group has the right to acquire within 60 days of February 8, 1999, pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, ASTeX believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to ASTeX by such stockholders.

 (2) Percentage of ownership is based on 8,669,309 shares of common stock outstanding on February 8, 1999 and 11,169,309 shares of common stock outstanding after the completion of this Offering.
 (3) Includes 15,650 shares of common stock owned by Dr. Post's wife, and 83,900 shares of common stock subject to currently exercisable options held by Dr. Post.
 (4) Includes 47,800 shares of common stock subject to currently exercisable options held by Dr. Smith.
 (5) Includes an aggregate of 1,313 shares of common stock owned by Mr. Tarrh's wife and minor son and 24,800 shares of common stock subject to currently exercisable options held by Mr. Tarrh.
 (6) Includes 49,900 shares of common stock subject to currently exercisable options held by Mr. Chisholm.
 (7) Includes 67,500 share of common stock held in a family trust of which Mr. Anderson is the trustee, 15,000 shares of common stock held in trust for the benefit of a child of Mr. Anderson, of which Mr. Anderson is the trustee and 26,500 shares of common stock subject to currently exercisable options held by Mr. Anderson.
 (8) Includes 55,230 shares of common stock held by various trust arrangements, of which Mr. de Beaumont is a beneficiary and 32,500 shares of common stock subject to currently exercisable options held by Mr. de Beaumont.

 (9) Includes 52,500 shares of common stock held by MKS Instruments, Inc., of which Mr. Bertucci is the majority shareholder and 32,500 shares of common stock subject to currently exercisable options held by Mr. Bertucci.
(10) Includes 28,500 shares of common stock subject to currently exercisable options held by Mr. Kahl.

(11) Includes 14,000 shares of common stock subject to currently exercisable options held by Michael C. DeLuca, ASTeX's Vice President of Manufacturing, 14,000 shares of common stock subject to currently exercisable options held by Dr. Avishay Katz, ASTeX's Senior Vice President of Global Customer Operations and 600 shares of common stock owned and 10,000 shares of common stock subject to currently exercisable options held by Jill E. Maunder, ASTeX's Vice President of Human Resources. Excludes shares of common stock subject to options held by Stanley Burg, ASTeX's Senior Vice President of Business Development, none of which options are currently execisable. See also footnotes 3 through 10 above.
(12) Based solely upon a Schedule 13G filed on January 28, 1999 by Kopp Investment Advisors, Inc. (KIA) on behalf of KIA, Kopp Holding Company and Leroy C. Kopp. KIA is an investment adviser that is wholly-owned by Kopp Holding Company, which is wholly-owned by Leroy C. Kopp. KIA has sole voting power as to 463,325 of such shares and sole dispositive power as to 334,575 of such shares. Leroy C. Kopp has sole voting and dispositive power as to 15,000 of such shares.

                                  UNDERWRITING

   The underwriters named below, represented by Needham & Company, Inc., SoundView Technology Group, Inc. and Advest, Inc. (the Representatives), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from us the number of shares of common stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of such shares are subject to certain conditions precedent, and that the underwriters are committed to purchase all of such shares, if any are purchased.

     Underwriters                                               Number of Shares
     ------------                                               ----------------
     Needham & Company, Inc....................................
     SoundView Technology Group, Inc...........................
     Advest, Inc...............................................
       Total...................................................    2,500,000

   The Representatives have advised us that the underwriters initially propose to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow to selected dealers a
concession of not more than $   per share, and the underwriters may allow, and
such dealers may reallow, a concession of not more than $   per share to
certain other dealers. After this offering, the offering price and other selling terms may be changed by the Representatives. We estimate that the total offering expenses, other than underwriting discounts and commissions, will be
$    .

   We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to 375,000 additional shares of common stock at the same price per share as the initial 2,500,000 shares to be purchased by the underwriters. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table, and we will be obligated to sell such shares to the underwriters. The underwriters may purchase such shares only to cover over-allotments made in connection with this offering. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

   Our directors and officers, holding in the aggregate 1,532,215 shares of common stock after this offering, have agreed that, for a period of 90 days after the date of this prospectus, they will not, without the prior written consent of Needham & Company, Inc., directly or indirectly sell, offer to sell or otherwise dispose of any such shares of common stock or any right to acquire such shares. In addition, we have agreed that, for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Needham & Company, Inc., issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities or any other securities convertible into or exchangeable for the common stock or other equity security, other than the grant of options to purchase common stock or the issuance of shares of common stock under our stock option and stock purchase plans and the issuance of shares of common stock pursuant to the exercise of outstanding options and warrants.

   The Underwriting Agreement provides that we indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make arising from these types of liabilities.

   In connection with this offering, certain underwriters and selling group members (if any) or their respective affiliates who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 during the two business day period before commencement of offers or sales of the common stock offered hereby. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                    EXPERTS

   The consolidated financial statements of Applied Science and Technology, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997 and for each of the years in the three-year period ended June 27, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the common stock offered with this prospectus has been passed upon for ASTeX by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with the common stock offered with this prospectus will be passed upon for the underwriters by Choate, Hall & Stewart, Boston, Massachusetts.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets at June 28, 1997, June 27, 1998, and December
 26, 1998 (unaudited).....................................................  F-3
Consolidated Statements of Operations for the Years Ended June 29, 1996,
 June 28, 1997 and June 27, 1998 and for the six months ended December 27,
 1997 and December 26, 1998 (unaudited)...................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended June
 29, 1996, June 28, 1997 and June 27, 1998 and for the six months ended
 December 26, 1998 (unaudited)............................................  F-5
Consolidated Statement of Cash Flows for the Years Ended June 29, 1996,
 June 28, 1997 and June 27, 1998 and for the six months ended December 27,
 1997 and December 26, 1998 (unaudited)...................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Applied Science and Technology, Inc.:

   We have audited the accompanying consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 27, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Science and Technology, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 27, 1998, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
July 25, 1998

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  June     June
                                                   28,      27,    December 26,
                                                  1997     1998        1998
                                                 -------  -------  ------------
                                                                   (unaudited)
                     ASSETS
Current Assets:
  Cash and cash equivalents..................... $ 3,246  $ 7,687    $ 2,171
  Trade receivables, net (notes 2, 3 and 9).....  11,916   12,734     13,063
  Other receivables.............................     --       --         906
  Inventories (note 4)..........................  10,013   13,737     12,733
  Prepaid expenses and other assets.............     278      549        583
  Deferred income taxes (note 7)................     895    1,356      1,514
                                                 -------  -------    -------
    Total current assets........................  26,348   36,063     30,970
                                                 -------  -------    -------
Property and Equipment:
  Land..........................................     473      473        473
  Building......................................   1,621    1,643      1,643
  Equipment.....................................   7,872   11,108     11,804
  Furniture and fixtures........................     741    1,032      1,055
  Leasehold improvements........................   1,947    2,228      1,807
                                                 -------  -------    -------
                                                  12,654   16,484     16,782
    Less accumulated depreciation and
     amortization...............................  (5,151)  (7,960)    (8,359)
                                                 -------  -------    -------
    Net property and equipment..................   7,503    8,524      8,423
                                                 -------  -------    -------
Other Assets:
  Patents, net..................................     149    1,095      1,028
  Goodwill, net of accumulated amortization of
   $55 and $471 in 1997 and 1998, respectively,
   and $700 at December 26, 1998 (note 12)......   3,262    4,042      4,207
  Long-term investments.........................   1,299      --         --
  Deferred income taxes (note 7)................     --     1,100      3,228
  Notes receivable, less current maturities
   (notes 3 and 13).............................     383      469        138
  Other, net....................................     383      --          13
                                                 -------  -------    -------
    Total other assets..........................   5,476    6,706      8,614
                                                 -------  -------    -------
                                                 $39,327  $51,293    $48,007
                                                 =======  =======    =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Note payable to bank (note 10)................ $   --   $   --     $   647
  Current maturities of long-term debt (note
   11)..........................................   1,824      --         --
  Accounts payable..............................   3,869    3,012      1,929
  Accrued expenses..............................   1,375    1,935      3,099
  Accrued compensation expense and related
   costs........................................   1,449    1,993      1,644
  Accrued income taxes..........................     647      293         57
  Commissions payable and customer advances.....     227      259        600
                                                 -------  -------    -------
    Total current liabilities...................   9,391    7,492      7,976
                                                 -------  -------    -------
Long-term debt, less current maturities (note
 11)............................................   6,369      --         --
Deferred income taxes (note 7)..................      78      --         --
                                                 -------  -------    -------
    Total liabilities...........................  15,838    7,492      7,976
                                                 -------  -------    -------
Commitments and contingencies (notes 5, 10 and
 18)
Stockholders' Equity (notes 6 and 12):
  Common stock..................................      68       86         86
  Additional paid-in capital....................  27,837   44,193     44,200
  Accumulated deficit...........................  (4,268)    (247)    (4,165)
  Accumulated other comprehensive income
   (loss).......................................     --       (83)        58
  Less: Notes receivable for common stock
   purchases....................................    (148)    (148)      (148)
                                                 -------  -------    -------
    Total stockholders' equity..................  23,489   43,801     40,031
                                                 -------  -------    -------
                                                 $39,327  $51,293    $48,007
                                                 =======  =======    =======

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                  Years Ended                 Six Months Ended
                         -------------------------------  -------------------------
                         June 29,   June 28,   June 27,   December 27, December 26,
                           1996       1997       1998         1997         1998
                         ---------  ---------  ---------  ------------ ------------
                                                          (Unaudited)  (Unaudited)
Product sales, net...... $  36,175  $  43,935  $  77,958   $  37,311    $  26,573
Research contract
 revenue................       895        982        786         400          236
Other revenue...........     2,066      3,050      4,692       2,150        2,145
                         ---------  ---------  ---------   ---------    ---------
    Total revenue (note
     9).................    39,136     47,967     83,436      39,861       28,954
                         ---------  ---------  ---------   ---------    ---------
Cost of sales and
 revenue:
  Product sales and
   other revenues.......    22,924     30,053     54,564      25,034       23,145
  Research contracts....       440        504        423         123          135
                         ---------  ---------  ---------   ---------    ---------
    Total cost of sales
     and revenue........    23,364     30,557     54,987      25,157       23,280
                         ---------  ---------  ---------   ---------    ---------
    Gross profit........    15,772     17,410     28,449      14,704        5,674
                         ---------  ---------  ---------   ---------    ---------
Operating expenses:
  Selling expenses......     3,298      2,950      4,427       2,017        2,375
  General and
   administrative
   expenses.............     3,807      3,958      6,648       3,288        3,673
  Research and
   development expenses,
   net (note 1).........     5,043      7,343     11,253       5,411        4,568
  Acquisition-related
   expenses (note 12)...     2,888      1,500        212         212          --
  Write-off of goodwill
   (note 15)............     6,814        --         --          --           --
  Restructuring charge..       --         --         --          --         1,497
                         ---------  ---------  ---------   ---------    ---------
    Total operating
     expenses...........    21,850     15,751     22,540      10,928       12,113
                         ---------  ---------  ---------   ---------    ---------
    Earnings (loss) from
     operations.........    (6,078)     1,659      5,909       3,776       (6,439)
                         ---------  ---------  ---------   ---------    ---------
Other expense (income):
  Interest expense......       323        585        196         196           20
  Interest income.......      (659)      (396)      (514)       (224)        (187)
  Other expense
   (income).............        14        (18)      (260)       (215)         (69)
                         ---------  ---------  ---------   ---------    ---------
    Total other expense
     (income)...........      (322)       171       (578)       (243)        (236)
                         ---------  ---------  ---------   ---------    ---------
    Earnings (loss)
     before income
     taxes..............    (5,756)     1,488      6,487       4,019       (6,203)
Income tax expense
 (benefit) (note 7).....     1,541        550      2,466       1,589       (2,285)
                         ---------  ---------  ---------   ---------    ---------
    Net earnings
     (loss)............. $  (7,297) $     938  $   4,021   $   2,430    $  (3,918)
                         =========  =========  =========   =========    =========
Earnings (loss) per
 share:
  Basic................. $   (1.16) $    0.14  $    0.50   $    0.32    $   (0.46)
                         =========  =========  =========   =========    =========
  Diluted............... $   (1.16) $    0.14  $    0.47   $    0.30    $   (0.46)
                         =========  =========  =========   =========    =========
Weighted average common
 shares:
  Basic................. 6,307,146  6,686,253  8,052,926   7,570,134    8,593,863
                         =========  =========  =========   =========    =========
  Diluted............... 6,307,146  6,777,440  8,528,947   8,002,489    8,593,863
                         =========  =========  =========   =========    =========

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                                            Notes
                                                                                          Receivable
                    Preferred                                  Retained                      for                  Total
                      Stock       Common Stock    Additional   Earnings   Treasury Stock    Common   Cumulative   Stock-
                  ------------- -----------------  Paid-in   (Accumulated --------------    Stock    Translation holders'
                  Shares Amount  Shares    Amount  Capital     Deficit)   Shares Amount   Purchases  Adjustment   Equity
                  ------ ------ ---------  ------ ---------- ------------ ------ -------  ---------- ----------- --------
Balance at July
 1, 1995........   --     $--   6,545,591   $65    $21,258     $ 2,091      760  $(1,447)   $ (74)      $--      $21,893
Retirement of
 treasury
 stock..........   --      --    (760,460)   (8)    (1,439)        --      (760)   1,447      --         --          --
Repayment of
 notes
 receivable.....   --      --         --    --         --          --       --       --        78        --           78
Issuance of
 notes
 receivable.....   --      --      27,000   --         237         --       --       --      (237)       --          --
Exercise of
 stock options
 and warrants...   --      --     350,381     4      1,995         --       --       --       --         --        1,999
Tax benefit of
 stock options
 exercised......   --      --         --    --         284         --       --       --       --         --          284
Stock issue in
 connection with
 acquisition
 (note 12)......   --      --     510,051     5      4,333         --       --       --       --         --        4,338
Net loss........   --      --         --    --         --       (7,297)     --       --       --         --       (7,297)
                   ---    ----  ---------   ---    -------     -------     ----  -------    -----       ----     -------
Balance at July
 29, 1996.......   --      --   6,672,563    66     26,668      (5,206)     --       --      (233)       --       21,295
Repayment of
 notes
 receivable.....   --      --         --    --         --          --       --       --         7        --            7
Canceled stock
 in exchange for
 cancellation of
 note
 receivable.....   --      --      (7,500)  --         (78)        --       --       --        78        --          --
Exercise of
 stock options..   --      --      52,964     1        289         --       --       --       --         --          290
Tax benefit of
 stock options
 exercised......   --      --         --    --          63         --       --       --       --         --           63
Stock issued in
 connection with
 acquisition
 (note 12)......   --      --      60,482     1        895         --       --       --       --         --          896
Net earnings....   --      --         --    --         --          938      --       --       --         --          938
                   ---    ----  ---------   ---    -------     -------     ----  -------    -----       ----     -------
Balance at June
 28, 1997.......   --      --   6,778,509    68     27,837      (4,268)     --       --      (148)       --       23,489
Exercise of
 stock options
 and warrants
 (note 6).......   --      --   1,827,954    18     16,080         --       --       --       --         --       16,098
Tax benefit of
 stock options
 exercised......   --      --         --    --         276         --       --       --       --         --          276
Cumulative
 translation
 adjustment.....   --      --         --    --         --          --       --       --       --         (83)        (83)
Net earnings....   --      --         --    --         --        4,021      --       --       --         --        4,021
                   ---    ----  ---------   ---    -------     -------     ----  -------    -----       ----     -------
Balance at June
 27, 1998.......   --      --   8,606,463    86     44,193        (247)     --       --      (148)       (83)     43,801
Exercise of
 stock options
 and warrants...   --      --      65,209   --         202         --       --       --       --         --          202
Cancellation of
 escrowed
 shares.........   --      --     (21,940)  --        (195)        --       --       --       --         --         (195)
Cumulative
 translation
 adjustment.....   --      --         --    --         --          --       --       --       --         141         141
Net loss........   --      --         --    --         --       (3,918)     --       --       --         --       (3,918)
                   ---    ----  ---------   ---    -------     -------     ----  -------    -----       ----     -------
Balance at
 December 26,
 1998
 (unaudited)....   --     $--   8,649,732   $86    $44,200     $(4,165)     --   $   --     $(148)      $ 58     $40,031
                   ===    ====  =========   ===    =======     =======     ====  =======    =====       ====     =======

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                 Years Ended                Six Months Ended
                          ----------------------------  -------------------------
                          June 29,  June 28,  June 27,  December 27, December 26,
                            1996      1997      1998        1997         1998
                          --------  --------  --------  ------------ ------------
                                                        (Unaudited)  (Unaudited)
Cash flows from
 operating activities:
Net earnings (loss).....  $ (7,297) $   938   $ 4,021     $ 2,430      $(3,918)
Adjustments to reconcile
 net earnings (loss) to
 net cash provided by
 (used for) operating
 activities:
 Depreciation...........     1,336    1,825     2,194       1,044        1,412
 Amortization and
  goodwill write-off....     7,129      117       548         247          306
 Acquisition-related
  expenses..............     2,203    1,500       212         212          --
 Deferred income taxes..      (143)    (439)       37         --        (2,286)
 (Gain) loss on disposal
  of assets.............       --       --       (192)       (250)         625
 Equipment transferred
  to inventories........       --       114       --          --           --
 Changes in assets and
  liabilities:
 Trade receivables......    (1,112)  (1,739)       44         727          685
 Inventories............    (1,117)     146    (2,754)     (2,353)       1,302
 Prepaid expenses and
  other assets..........       474       42      (272)         31           28
 Notes receivable.......       155      373       232           8          233
 Accounts payable.......       (77)     785    (1,897)        178       (1,600)
 Accrued expenses.......    (1,060)     188       410       2,052          (45)
 Accrued income taxes...       228      536       (77)        --           236
                          --------  -------   -------     -------      -------
  Net cash provided by
   (used for) operating
   activities...........       719    4,386     2,506       4,326       (3,022)
                          --------  -------   -------     -------      -------
Cash flows from
 investing activities:
Acquisitions of
 subsidiaries, less cash
 acquired...............   (12,318)  (6,483)   (3,683)     (3,653)         (23)
Acquisition related
 receivable.............       --       --        --          --          (806)
Advances to subsidiary
 prior to acquisition...       --       --        --          --          (800)
Purchases of
 investments............    (3,006)  (1,299)      --          --           --
Proceeds from sales of
 investments............    11,242    1,991     1,800         500          --
Additions to property
 and equipment..........    (2,814)  (1,030)   (2,999)       (741)      (1,010)
Patent costs............       (82)     (57)      (25)        (23)         (10)
Investment in other
 assets.................      (250)    (140)      --          --            40
                          --------  -------   -------     -------      -------
  Net cash used for
   investing
   activities...........    (7,228)  (7,018)   (4,907)     (3,917)      (2,609)
                          --------  -------   -------     -------      -------
Cash flows from
 financing activities:
Net borrowings under
 note payable to bank...       --       --        --          --           173
Proceeds from notes
 payable................     8,000    4,983       --          --           --
Repayments of notes
 payable................      (689)  (4,584)   (9,173)     (9,173)        (206)
Repayment of notes
 receivable for common
 stock purchases........        78        7       --          --           --
Net proceeds from
 issuance of common
 stock..................     1,999      290    16,098      15,351            7
                          --------  -------   -------     -------      -------
  Net cash provided by
   (used for) financing
   activities...........     9,388      696     6,925       6,178          (26)
                          --------  -------   -------     -------      -------
Effect of exchange rates
 on cash................       --       --        (83)        (49)         141
                          --------  -------   -------     -------      -------
Net increase (decrease)
 in cash and cash
 equivalents............     2,879   (1,936)    4,441       6,538       (5,516)
Cash and cash
 equivalents at
 beginning of period....     2,303    5,182     3,246       3,246        7,687
                          --------  -------   -------     -------      -------
Cash and cash
 equivalents at end of
 period.................  $  5,182  $ 3,246   $ 7,687     $ 9,784      $ 2,171
                          ========  =======   =======     =======      =======
Supplemental disclosures
 of cash flow
 information:
Cash paid during the
 period for:
 Interest...............  $    276  $   539   $   249     $   249      $    21
                          ========  =======   =======     =======      =======
 Income taxes...........  $  1,471  $   454   $ 2,521     $   621      $   236
                          ========  =======   =======     =======      =======
Acquisitions:
Assets acquired.........  $ 12,146  $ 4,074   $ 4,701     $ 4,671      $ 2,579
Acquisition related
 expenses, net of tax
 benefit................     2,203      945       212         212          --
Goodwill and other
 intangible assets......     7,049    3,317     2,177       2,177          393
Liabilities assumed.....    (4,460)    (957)   (3,407)     (3,407)      (2,025)
Common stock issued.....    (4,338)    (896)      --          --           --
                          --------  -------   -------     -------      -------
   Cash paid............    12,600    6,483     3,683       3,653          947
Less cash acquired and
 pre-acquisition
 advances to
 subsidiary.............      (282)     --        --          --          (924)
                          --------  -------   -------     -------      -------
   Net cash paid for
    acquisitions........  $ 12,318  $ 6,483   $ 3,683     $ 3,653      $    23
                          ========  =======   =======     =======      =======

          See accompanying notes to consolidated financial statements.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except share and per share data)

(1) Nature of Business and Summary of Significant Accounting Policies

 Nature of Business

   Applied Science and Technology, Inc. (the "Company") develops and manufactures equipment using plasma and power generation technologies for semiconductor, medical and industrial production applications. The Company commenced operations in January 1987.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Applied Science and Technology ("ASTeX") GmbH, ASTeX/Gerling Laboratories, Inc., ETO, Inc. ("ETO"), ASTeX CPI, Inc. ("CPI"), Newton Engineering Service, Inc. ("NES") and ASTeX Sorbios GmbH. All significant intercompany balances and transactions have been eliminated in consolidation.

 Interim Financial Statements

   The interim financial statements as of December 26, 1998, and for the six months ended December 27, 1997 and December 26, 1998 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations have been included in such unaudited financial statements. The results of operations for the six months ended December 26, 1998 are not necessarily indicative of the results to be expected for the entire year.

 Revenue Recognition

   The Company recognizes revenue on product sales and other sales when the related products are shipped or the related services are rendered. The Company periodically enters into research contracts which generally provide for nonrefundable payments. Research contract revenue is recognized based on the proportion of costs incurred to total estimated costs using the percentage of completion method. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized.

 Cash Equivalents

   For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Investments

   Cash equivalents and long-term investments consist of U.S. treasury notes and money market funds at June 27, 1998 and June 28, 1997. The Company uses an investment firm to manage its investment portfolio.

   The Company classifies its securities as held-to-maturity. Held-to-maturity securities are those investments in which the Company has the ability and intent to hold the security until maturity. Held-to-maturity securities are recorded at amortized cost, which approximates market value.

   Dividend and interest income is recognized in the period earned. Realized gains and losses for held-to-maturity securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


 Property and Equipment

   Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives of fixed assets are as follows:

     Building.............................................. 25 to 31 1/2 years
     Equipment, furniture and fixtures..................... 3 1/2 to 7 years
     Leasehold improvements................................ Remaining lease term

 Patents

   Patent costs are amortized over their estimated useful life of five years.

 Goodwill

   Goodwill is amortized over 10 years. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company estimates the undiscounted cash flow of the business segment, net of tax, over the remaining life of the asset in determining whether the asset is recoverable. Charges for impairment of goodwill would be recorded to the extent unamortized book value exceeds the related future discounted cash flow, net of tax. The discount factor to be used would be the long-term debt rate currently obtainable by the Company. During fiscal 1996, $6.8 million of goodwill was written off (see note 15).

 Research and Development Costs

   All research and development costs are expensed as incurred. Research and development expenses attributable to research contracts are included in costs of sales and revenue.

   The Company also receives funding for certain research and development costs which is used to offset its research and development expenses. The Company incurred research and development expenses, net of funding received, as follows:

                                               Years ended
                                        -------------------------  Six months
                                                           June      ended
                                        June 29, June 28,   27,   December 26,
                                          1996     1997    1998       1998
                                        -------- -------- ------- ------------
                                                                  (unaudited)
   Research and development costs......  $6,429   $8,195  $11,605    $4,646
   Less funding........................   1,386      852      352        78
                                         ------   ------  -------    ------
   Net research and development
    expenses...........................  $5,043   $7,343  $11,253    $4,568
                                         ======   ======  =======    ======

 Income Taxes

   The Company's income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


 Earnings (Loss) Per Share

   In June 1998, the Company adopted Financial Accounting Standards Board Statement No. 128, Earnings Per Share ("SFAS 128"). All Previously reported earnings per share have been restated to reflect the provisions of SFAS 128.

 Use of Estimates

   Management of the Company has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The significant estimates included in the consolidated financial statements relate to the determination of the carrying value of goodwill and reserves for excess inventories. Management determined the 1996 impairment of goodwill based upon the expected future cash flows of ETO and the terminal value of ETO at the end of the remaining useful life of the goodwill. Management estimated expected future cash flows of ETO through the use of sales projections and estimated operating and capital expenditures over the remaining useful life of the goodwill.

   Management establishes its reserves for excess inventories based upon expected future usage and sales of inventories in the normal course of business as adjusted for anticipated changes in market demand. Certain of the Company's inventories are product specific and may not be readily salable in the open market. The possible loss of sales to certain customers could result in the need for further adjustment to the carrying value of the Company's inventories.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

   The carrying amounts of cash and cash equivalents, trade receivables, prepaid expenses and other assets, accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.

   The carrying amounts of long-term investments approximate fair value based on quoted market prices.

   The carrying amounts of notes receivable and long-term debt approximate fair value as the rates of interest on these instruments approximate current market rates of interest for similar instruments with comparable maturities.

 Accounting for Stock-Based Compensation

   In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation ("Statement 123") which established a fair-value based method of accounting for stock-based compensation plans. Prior to its adoption of Statement 123, the Company accounted for employee stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees, which required the use of an intrinsic-value method of accounting for stock options. Statement 123 allows the continued use of the intrinsic-value method of accounting prescribed by APB Opinion No. 25 as long as pro forma disclosures of

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

net earnings (loss) and net earnings (loss) per share, as if the fair-value method of accounting for stock options were applied, are presented.

   The Company has adopted Statement 123 and has elected to continue to account for stock options using the methodology prescribed by APB Opinion No. 25. Accordingly, pro forma disclosures of net earnings (loss) and net earnings
(loss) per share as if the fair-value method of accounting for stock options were applied are presented in note 6.

 Foreign Currency Translation

   All assets and liabilities of the Company's foreign operations are translated into U.S. dollars using year-end exchange rates. All revenue and expense items are translated using weighted-average exchange rates for the year. Translation gains and losses are included as a separate component of stockholders' equity.

(2) Trade and Notes Receivable

   Trade and notes receivable consist of the following:

                                                                June     June
                                                                 28,      29,
                                                                1997     1998
                                                               -------  -------
   Trade receivables.......................................... $11,857  $13,044
   Notes receivable, current portion (see note 3).............     385       67
   Allowance for doubtful accounts............................    (326)    (377)
                                                               -------  -------
                                                               $11,916  $12,734
                                                               =======  =======

(3) Notes Receivable

   Notes receivable consist of the following:

                                                             June 28, June 27,
                                                               1997     1998
                                                             -------- --------
   Note receivable from stockholder with interest at 8% per
    annum, payable in principal installments of $60 due
    through June, 1999 with the remaining balance of $229
    due in August, 1999. The note is secured by
    certificates of deposit................................    $565     $288
   Note receivable with interest at 8% per annum, payable
    in monthly installments of $2, including interest, with
    any remaining balance due on December 2, 2002. The note
    is secured by real estate..............................     160      148
   Unsecured note receivable paid in 1998..................      43      --
   Unsecured note receivable with interest at 10%..........     --       100
                                                               ----     ----
                                                                768      536
     Less current maturities...............................     385       67
                                                               ----     ----
     Long-term notes receivable............................    $383     $469
                                                               ====     ====

   Current maturities of notes receivable have been included in trade receivables.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(4) Inventories

   Inventories consist of the following:

                                                                    December 26,
                                                  June 28, June 27,     1998
                                                    1997     1998   (unaudited)
                                                  -------- -------- ------------
   Raw materials................................. $ 6,567  $ 8,990    $ 7,766
   Work in process...............................   2,534    3,210      3,791
   Finished goods................................     912    1,537      1,176
                                                  -------  -------    -------
                                                  $10,013  $13,737    $12,733
                                                  =======  =======    =======

(5) Leases

   The Company leases office, research and manufacturing facilities under operating leases which expire through June, 2001. Future minimum lease payments under operating leases are as follows:

   Year ending June 30:
     1999................................................................ $1,132
     2000................................................................    982
     2001................................................................    285
                                                                          ------
                                                                          $2,399
                                                                          ======

   Rent expense totaled $916, $762 and $548 for the years ended June 27, 1998, June 28, 1997 and June 29, 1996, respectively.

(6) Stockholders' Equity

   Capital stock consists of the following at June 27, 1998 and June 28, 1997:

                                                            Number of shares
                                                         issued and outstanding
                                                         -----------------------
                                                          June 28,    June 27,
                                              Authorized    1997        1998
                                              ---------- ----------- -----------
   Preferred stock:
     Preferred stock, $.01 par value.........  1,000,000         --          --
                                              ---------- ----------- -----------
       Total preferred stock.................  1,000,000         --          --
                                              ---------- ----------- -----------
   Common stock:
     Common stock, $.01 par value............ 30,000,000   6,778,509   8,606,463
                                              ---------- ----------- -----------
       Total common stock.................... 30,000,000   6,778,509   8,606,463
                                              ---------- ----------- -----------
       Total capital stock................... 31,000,000   6,778,509   8,606,463
                                              ========== =========== ===========

   The holders of common stock are entitled to one vote for each share of record held on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefrom, and, upon the liquidation, dissolution or winding up of the Company, are entitled to share

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly issued and nonassessable.

   On November 26, 1997, the Company announced a 3 for 2 stock split of its common stock, which was distributed to stockholders in the form of a stock dividend on December 12, 1997. All prior-year stock amounts have been adjusted to reflect the stock split.

   On February 19, 1998, the Company declared a dividend of one preferred share purchase right (a "right") for each outstanding share of common stock outstanding on March 2, 1998 (the "record date") to stockholders of record on that date. Each right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share ("junior preferred shares"), of the Company at $70 per one one-thousandth of a junior preferred share, subject to adjustment in the event of a stock split of the common shares or a stock dividend on the common shares payable in common shares or subdivisions, consolidations or combinations of the common shares occurring prior to the distribution date, defined below.

   Until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired a beneficial ownership of 15% or more of the outstanding common shares or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common shares (the earlier of such dates being the "distribution date"), the rights will be evidenced, with respect to any of the common share certificates outstanding as of the record date.

   Until the distribution date, the rights will be transferred with and only with the common shares. Until the distribution date (or earlier redemption or expiration of the rights), new common share certificates issued after the record date will contain a notation incorporating the rights agreement by reference.

   Preferred shares purchased upon exercise of the rights are not redeemable and are entitled to quarterly dividend payments of 1000 times dividends declared on common shares, 1000 votes, voting together with common shares, and 1000 times the aggregate payment made to common shareholders in the event of liquidation.

   The rights are not exercisable until the distribution date and expire on December 31, 2007, unless extended or redeemed by the Company.

   The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions.

   The future issuance of preferred stock could reduce the rights, including voting rights, of the holders of common stock, and, therefore, reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by existing management.

   In November 1993, the Company completed an initial public offering (IPO), whereby the Company issued 2,550,075 shares of common stock at $7.17 per share and 1,955,000 redeemable warrants at $.10 per warrant.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

Two redeemable warrants entitled the holder to purchase 1.5 shares of common stock at $10.03 through November 9, 1998, subject to adjustment in accordance with anti-dilution provisions. The redeemable warrants were subject to redemption at $.10 per warrant on 30 days' prior notice, provided that the average closing price of the Company's common stock equaled or exceeded $12.90 for 20 consecutive trading days through November 9, 1998.

   The Company also issued to the underwriter of the IPO, for nominal consideration, warrants to purchase 255,000 shares of common stock and 170,000 redeemable warrants (the "Representative's warrants"). The Representative's warrants were initially exercisable at $10.39 per share of common stock and $.15 per redeemable warrant for a period of four years commencing November 10, 1994.

   On September 3, 1997, the Company announced that it had met the requirements for the redemption of its redeemable warrants issued in connection with the Company's IPO and called the warrants for redemption. 2,082,451 redeemable warrants and 133,088 underwriter warrants were converted into 1,691,416 shares of common stock. The net proceeds were $15.2 million. The proceeds were used to repay all bank debt, to complete the acquisition of ASTeX Sorbios GmbH and increase the Company's working capital.

   In connection with the issuance of preferred stock in 1992, the Company issued warrants to purchase 290,045 shares of common stock. During fiscal 1996, 238,856 warrants were exercised at $6.40 per share. The remaining warrants expired in November 1996.

   The Company adopted the 1993 Stock Option Plan in fiscal 1994 and in fiscal 1995, adopted the 1994 Formula Stock Option Plan to award non-employee directors of the Company stock options. The Plans are administered by the Company's board of directors which has the authority to determine the recipients, number of shares, and the related terms and provisions of the options which may be granted.

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in connection with these plans. Had compensation cost for the Company's stock option plans been determined consistent with Statement No. 123, the Company's net earnings (loss) and net earnings (loss) per share would have been reduced to the following pro forma amounts.

                                                          Years ended
                                                   ---------------------------
                                                   June 29,  June 28, June 27,
                                                     1996      1997     1998
                                                   --------  -------- --------
     Net earnings (loss) as reported.............. $(7,297)   $ 938    $4,021
                                                   =======    =====    ======
     Pro forma net earnings (loss)................ $(7,841)   $ 226    $2,118
                                                   =======    =====    ======
     Basic net earnings (loss) per share as
      reported.................................... $ (1.16)   $0.14    $ 0.50
                                                   =======    =====    ======
     Pro forma basic net earnings (loss) per
      share....................................... $ (1.24)   $0.03    $ 0.26
                                                   =======    =====    ======
     Diluted net earnings (loss) per share as
      reported.................................... $ (1.16)   $0.14    $ 0.47
                                                   =======    =====    ======
     Pro forma diluted net earnings (loss) per
      share....................................... $ (1.24)   $0.03    $ 0.22
                                                   =======    =====    ======

   The effect of applying Statement No. 123 as shown in the above pro forma disclosures is not representative of the pro forma effect on net earnings in future years because it does not take into consideration pro forma compensation expenses related to stock options granted prior to fiscal 1996.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants issued in fiscal 1998, 1997 and 1996: no dividend yield for all years; expected volatility of 75% for all years; risk-free interest rates of 5.8% for 1998 grants and 6% for 1997 and 1996 grants; and expected lives of 4 years for 1998 grants and 4 to 8 years for 1997 and 1996 grants.

   The following is a summary of stock option activity. All share and exercise price amounts have been adjusted to reflect the 3 for 2 split of common stock.

                                                 Employee stock options
                                          -------------------------------------
                                           Option                   Weighted
                                           shares      Options      average
                                          available  outstanding exercise price
                                          ---------  ----------- --------------
   Balance at July 1, 1995...............   480,773     292,545      $ 4.21
     Options added.......................   742,500         --          --
     Options granted.....................  (546,075)    546,075        8.51
     Options exercised...................       --     (111,525)       4.23
     Options expired.....................    11,025     (11,025)       5.65
                                          ---------   ---------
   Balance at June 29, 1996..............   688,223     716,070        7.39
     Options granted.....................  (349,088)    349,088        6.46
     Options exercised...................       --      (52,964)       5.47
     Options expired.....................    48,769     (48,769)       7.13
                                          ---------   ---------
   Balance at June 28, 1997..............   387,904     963,425        7.17
     Options added....................... 1,132,500         --          --
     Options granted.....................  (465,579)    465,579       11.61
     Options exercised...................       --     (136,538)       6.08
     Options expired.....................   101,800    (101,800)       9.61
                                          ---------   ---------
   Balance at June 27, 1998.............. 1,156,625   1,190,666      $ 8.84
                                          =========   =========

   The weighted-average fair value of options granted during fiscal 1998, 1997 and 1996 was $6.98, $3.83 and $5.50, respectively. As of June 27, 1998, 538,158 of the outstanding options were exercisable.

   The following is a summary of information relating to stock options outstanding at June 27, 1998:

                               Options Outstanding            Options Exercisable
                     --------------------------------------- ---------------------
                       Number                      Weighted-   Number    Weighted-
                     outstanding     Weighted-      average  exercisable  average
      Range of       at June 27, average remaining exercise  at June 27, exercise
   exercise prices      1998     contractual life    price      1998       price
   ---------------   ----------- ----------------- --------- ----------- ---------
    $ 3.83- 5.33         91,690      2.4 years       $4.63      77,140    $ 4.64
      6.00- 9.00        593,600      2.7              7.35     289,483      7.49
     10.00-13.92        499,776      4.6             11.29     170,335     11.10
     16.25-16.50          5,600      4.3             16.34       1,200     16.34
                      ---------                                -------
                      1,190,666      3.5             $8.84     538,158    $ 8.24
                      =========                                =======

   Notes receivable for common stock purchases are due through October 2000 or upon termination of employment with the Company, if earlier. Interest accrues at 6.28% per annum.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(7) Income Taxes

   Income tax expense (benefit) consists of the following:

                                                             Years ended
                                                      --------------------------
                                                      June 29, June 28, June 27,
                                                        1996     1997     1998
                                                      -------- -------- --------
   Current:
     Federal.........................................  $1,500   $ 775    $2,141
     State...........................................     184     214       288
                                                       ------   -----    ------
       Total current.................................   1,684     989     2,429
                                                       ------   -----    ------
   Deferred:
     Federal.........................................    (123)   (294)     (267)
     State...........................................     (20)   (145)      304
                                                       ------   -----    ------
       Total deferred................................    (143)   (439)       37
                                                       ------   -----    ------
                                                       $1,541   $ 550    $2,466
                                                       ======   =====    ======

   The actual tax expense differs from the "expected" tax expense (benefit) (computed by applying the U.S. federal corporate income tax rate of 34% to earnings (loss) before income taxes) as follows:

                                                           Years ended
                                                    --------------------------
                                                     June
                                                      29,    June 28, June 27,
                                                     1996      1997     1998
                                                    -------  -------- --------
   Computed "expected" tax expense (benefit)....... $(1,957)   $506    $2,205
   Increase (reduction) in income taxes resulting
    from:
     State taxes, net of federal benefit...........     109      45       391
     Goodwill amortization and write-off...........   2,396     --         47
     Acquisition related expenses..................     982     --        --
     Research and experimentation tax credit.......    (133)    (44)      (87)
     Valuation reserve movement....................     --      --       (171)
     Other.........................................     144      43        81
                                                    -------    ----    ------
                                                    $ 1,541    $550    $2,466
                                                    =======    ====    ======

   Total income tax expense was allocated as follows:

                                                             Years ended
                                                      --------------------------
                                                      June 29, June 28, June 27,
                                                        1996     1997     1998
                                                      -------- -------- --------
   Income from operations...........................   $1,541    $550    $2,466
   Stockholders' equity, for compensation expense
    for tax purposes in excess of amounts recognized
    for financial statement purposes................     (284)    (62)     (276)
                                                       ------    ----    ------
                                                       $1,257    $488    $2,190
                                                       ======    ====    ======

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                             June 28, June 27,
                                                               1997     1998
                                                             -------- --------
   Deferred tax assets:
     Net operating loss carryforwards.......................  $  881   $2,164
     Accrued liabilities....................................     272      283
     Inventory reserves.....................................     548      613
     Accounts receivable, principally due to allowance for
      doubtful accounts.....................................     128      118
                                                              ------   ------
       Total deferred tax assets............................   1,829    3,178
     Less: valuation allowance .............................    (270)     (99)
                                                              ------   ------
       Deferred tax assets..................................   1,559    3,079
   Deferred tax liabilities:
     Property and equipment, principally due to differences
      in depreciation methods...............................     742      623
                                                              ------   ------
       Net deferred tax assets..............................  $  817   $2,456
                                                              ======   ======

   The net change in the total valuation allowance for the year ended June 27, 1998 was $171. There was no change in the valuation allowance for the year ended June 28, 1997. The valuation allowance is principally attributable to state operating loss carryforwards.

   At June 27, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $800 which are available to offset future taxable income through 2010. The Company also has foreign operating loss carryforwards of approximately $2.2 million related to its foreign subsidiary which are available indefinitely to offset future taxable income of the subsidiary.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods during which deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(8) Earnings (Loss) Per Share

   Basic earnings (loss) per share is based upon the weighted average common shares outstanding during each year. Diluted earnings (loss) per share is based upon the weighted average of common shares and dilutive common stock equivalent shares outstanding during each year. The weighted average number of shares used to compute diluted earnings (loss) per share consisted of the following:

                                     Years ended              Six Months ended
                            ----------------------------- -------------------------
                            June 29,  June 28,  June 27,  December 27, December 26,
                              1996      1997      1998        1997         1998
                            --------- --------- --------- ------------ ------------
                                                          (unaudited)  (unaudited)
   Weighted average common
    shares outstanding
    during the year.......  6,307,146 6,686,253 8,052,926  7,570,134    8,593,863
   Weighted average common
    equivalent shares due
    to stock options and
    warrants..............        --     91,187   476,021    432,355          --
                            --------- --------- ---------  ---------    ---------
                            6,307,146 6,777,440 8,528,947  8,002,489    8,593,863
                            ========= ========= =========  =========    =========

(9) Sales and Revenue

   Total revenue consists of product sales, research contract revenue and other revenue. Other revenue includes revenues from service and repair activities and consulting. Sales and revenue to government agencies for the years ended June 27, 1998, June 28, 1997 and June 29, 1996 were $1.8 million, $900 and $700, respectively, and $258 for the six month period end December 26, 1998. At both June 27, 1998 and June 28, 1997, accounts receivable from these customers totaled $600.

   One commercial customer accounted for 40%, 38% and 45% of total revenue for the years ended June 27, 1998, June 28, 1997 and June 29, 1996, respectively, and 36% for the six months ended December 26, 1998. At June 27, 1998 and June 28, 1997, accounts receivable from this customer totaled $3.3 million and $3.9 million, respectively. A second customer accounted for approximately 10% of total revenue in 1997 and for the six months ended December 26, 1998.

   Sales to customers in foreign countries for the years ended June 27, 1998, June 28, 1997 and June 29, 1996 were $18.9 million, $10.1 million and $7.3 million, respectively, and $6.8 million for the six months ended December 26, 1998. At June 27, 1998 and June 28, 1997, accounts receivable from these customers totaled $8.3 million and $1.8 million, respectively.

(10) Commitments

   The Company may borrow up to $8 million from a bank under an unsecured demand line of credit with interest at the bank's prime rate (8.5% at June 27, 1998). Borrowings under the line are limited to 100% of the Company's cash balance plus 80% of domestic accounts receivable under 90 days outstanding. The Company may fix a portion or all of the outstanding balances under the line for periods up to the remaining term of the line. The line may be used for standby letters of credit.

   There are fees of 1.5% for any standby letters of credit and 0.25% on the unused portion of the line. There were no outstanding borrowings at June 27, 1998 and June 28, 1997. The line of credit expires in May 2000. No security pledges of assets can be granted nor dividends paid without the approval of the bank that issued the unsecured line of credit.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(11) Long-Term Debt

   The Company repaid all of its long-term debt during the second quarter of Fiscal 1998. An unsecured note payable, with interest at 7.19%, payable in monthly principal installments was subject to a prepayment penalty equal to the lender's lost net interest income resulting from any prepayment. This prepayment penalty was waived by the lender.

(12) Acquisitions

   On October 1, 1997, the Company completed the acquisition of Sorbios GmbH, renamed ASTeX Sorbios GmbH, a manufacturer of ozone generators and air ionizers for semiconductor production.

   The Company acquired all of the stock of Sorbios GmbH for a total purchase price of $3.7 million. The purchase price was paid in cash, from the Company's cash balances. Costs associated with the fair value of acquired in-process research and development projects were charged to expense.

   On May 9, 1997, the Company completed its acquisition of the net assets of Converter Power, Inc., a manufacturer of high efficiency, small form factor power sources used in semiconductor, medical, scientific and industrial applications. At the acquisition date, the net assets acquired were transferred to a newly established subsidiary corporation, ASTeX CPI, Inc.

   The Company acquired the net assets, exclusive of certain liabilities of Converter Power, Inc. for a total purchase price of $7.4 million. The purchase price included $6.5 million in cash, of which $4.4 million was provided from the Company's current cash balances while $2.1 million was provided from increased bank borrowings, and 60,482 shares of ASTeX common stock valued at $900 were issued to the prior owners of CPI. Costs associated with the fair value of acquired in-process research and development projects were charged to expense.

   The value of the ASTeX shares issued in connection with the acquisition of CPI was guaranteed by ASTeX to be at least $900 on May 8, 1998, subject to certain adjustments, as provided for in the purchase and sales agreement. This minimum valuation requirement was satisfied. Accordingly, no further payment to the former CPI shareholders was required.

   On January 2, 1996 the Company completed its acquisition of Ehrhorn Technological Operations, Inc., a manufacturer of radio frequency (RF) generators used in semiconductor, medical imaging, medical sterilization and amateur radio communications applications. At the acquisition date, Ehrhorn Technological Operations, Inc.'s name was changed to ETO, Inc.

   The Company acquired all of the stock of ETO for a total purchase price of $16.7 million. The purchase price included $12.6 million in cash, of which $4.6 million was provided from the Company's current cash balances while the remaining $8 million was provided from two unsecured notes from a bank, and 492,993 shares of common stock valued at $4.1 million were issued to the former shareholders of ETO. Costs associated with the fair value of acquired in-process research and development projects were charged to expense.

   On November 21, 1995, the Company completed its acquisition of NES and acquired all of the outstanding shares of NES. In connection with the acquisition the Company issued 17,058 shares of common stock valued at $200 to the former shareholder of NES.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

   All acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired and the liabilities assumed based on their fair values at the acquisition dates. The consideration paid and the fair value of the assets acquired and the liabilities assumed at the acquisition dates are summarized as follows:

                                                          Years ended
                                                   ---------------------------
                                                   June 29,  June 28, June 27,
                                                     1996      1997     1998
                                                   --------  -------- --------
   Consideration paid:
     Cash......................................... $12,600    $6,483  $ 3,683
     Common stock (60,482 shares in 1997 and
      510,051 shares in 1996).....................   4,338       896      --
                                                   -------    ------  -------
       Total consideration paid................... $16,938    $7,379  $ 3,683
                                                   =======    ======  =======
   Allocation of purchase price:
     Accounts receivable.......................... $ 3,171    $1,255  $ 1,180
     Inventories..................................   3,438     2,050      970
     Property and equipment and other assets......   5,537       769    2,551
     Liabilities assumed..........................  (4,460)     (957)  (3,407)
     Acquisition related expenses, net of tax
      benefits where applicable...................   2,203       945      212
     Goodwill and other intangible assets.........   7,049     3,317    2,177
                                                   -------    ------  -------
       Total purchase price....................... $16,938    $7,379  $ 3,683
                                                   =======    ======  =======

   The following unaudited pro forma results of operations give effect to the acquisitions as if the Sorbios acquisition had occurred at the beginning of fiscal 1997 and the CPI, ETO and NES acquisitions had occurred at the beginning of fiscal 1996. Such pro forma information reflects certain adjustments including amortization of goodwill, interest expense, interest income, income tax effect and an increase in the number of weighted average shares outstanding. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place as described and is not necessarily indicative of results that may be obtained in the future.

                                                           Years ended
                                                  -----------------------------
                                                  June 29,  June 28,  June 27,
                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                           (Unaudited)
   Pro forma total revenue.......................   $60,577   $59,458   $84,414
                                                  ========= ========= =========
   Pro forma net earnings........................   $ 3,085   $ 1,143   $ 4,877
                                                  ========= ========= =========
   Pro forma basic earnings per share:
     Basic.......................................   $  0.47   $  0.17   $  0.61
                                                  ========= ========= =========
     Diluted.....................................   $  0.45   $  0.17   $  0.57
                                                  ========= ========= =========
   Pro forma weighted average common shares:
     Basic....................................... 6,620,778 6,738,411 8,052,926
                                                  ========= ========= =========
     Diluted..................................... 6,830,469 6,827,199 8,528,947
                                                  ========= ========= =========

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(13) Transaction with Stockholder

   In 1997, the Company sold the net assets of ETO's Alpha product line with a cost of $600, to Alpha/Power, Inc. ("API") in exchange for a note receivable in an equal amount that is to be repaid in installments in 1998 and 1999. A majority of API is owned by a former owner of ETO who is currently an ASTeX stockholder. In connection with this sale, API agreed to assume and indemnify ETO against all obligations to provide warranty for Alpha products sold prior to the sale. There was no gain or loss associated with the sale.

(14) Noncash Financing and Investing Activities

   During the years ended June 28, 1997 and June 29, 1996, the Company issued 60,482 and 510,051 shares of common stock valued at $900 and $4.3 million, respectively, in connection with acquisitions.

   During the year ended June 29, 1996, the Company issued 27,000 shares of common stock in exchange for notes receivable from employees totaling $200.

   In connection with the exercise of stock options, a tax benefit of $300, $100 and $300 was recorded as additional paid-in capital for the years ended June 27, 1998, June 28, 1997 and June 29, 1996, respectively.

(15) Goodwill Write-Off

   In connection with its acquisition of ETO, the Company recorded goodwill of $7 million which represented the excess of the purchase price over the fair value of ETO's net assets acquired and in process research and development. The goodwill was to be amortized over 15 years. Between the acquisition date and June 27, 1996 there was a precipitous decline in sales to one of ETO's major customers. In management's judgment, this decline in revenues was a permanent impairment of ETO's prospects. Based on this significant change, management made a reassessment of its remaining goodwill and recorded an impairment of goodwill in the amount of $6.8 million, which represented the goodwill balance at the reassessment date.

   In determining the impairment, management estimated ETO's cash flows over 14 1/2 years which represented the remaining business life cycle of ETO's existing technology. The cash flow analysis included an estimate of ETO's terminal value at the end of this period. The operating cash flow projections were based on ETO's estimated after-tax operating results less estimated capital expenditures. The undiscounted cash flows were assumed to be realized in installments over the 14- 1/2 years. Because the undiscounted cash flow was less than the Company's carrying value of ETO, a charge for impairment of goodwill was recorded to the extent unamortized book value exceeded the related discounted cash flow. The cash flow was discounted using a weighted average borrowing cost of 7.7%, which was comparable to rates available to the Company as of the reassessment date.

(16) Retirement Plans

   Prior to January 1, 1997, the Company sponsored two defined contribution 401(k) retirement plans covering substantially all employees of the Company. The Company contributed 20% of employee voluntary contributions up to 5% of eligible wages for the plan covering employees of ASTeX, ASTeX/Gerling Laboratories, and Newton Engineering Service, Inc. The Company contributed 50% of employee voluntary contributions up to 6% of eligible wages for the plan covering employees of ETO. Beginning January 1, 1997, the Company merged the plans and under the new plan contributes 50% of employee voluntary contributions up to 6% of eligible wages. Total expense under the plans amounted to $300, $100 and $100 for the years ended June 27, 1998, June 28, 1997 and June 29, 1996, respectively.

                     APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)


(17) New Accounting Pronouncements

   SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, will become effective during fiscal year 1999. At that time, the Company will be required to report financial and descriptive information about any reportable operating segments. Reportable operating segments are defined in Statement No. 131 as components of an enterprise for which separate financial information is available that is evaluated by senior management to allocate resources and assess performance.

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will become effective during fiscal year 2000. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as
(a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

   The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

   Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. These methods must be consistent with the entity's approach to managing risk.

   Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, will become effective in fiscal year 2000. SOP 98-1 requires that certain internal and external costs be expensed or capitalized when incurred to develop or obtain software for internal use. Generally, costs incurred during the preliminary project and post-implementation/operation stages, as well as conversion and general and administrative costs are to be expensed as incurred. Certain costs incurred during the application and development stage are to be capitalized.

   The Company is evaluating the impact of Statement Nos. 131, 133 and SOP 98-
1.

(18) Subsequent Events (Unaudited)

   During the first quarter of fiscal 1999, the Company commenced the consolidation of certain operating facilities which included significant employee terminations. The restructuring of the Company's operations is expected to allow the Company to more quickly respond to market changes through the elimination of fixed facility costs and the ability to better utilize its work force. The Company anticipates that costs incurred in the restructuring could amount to $1.6 million which will be expensed during fiscal 1999.

   Effective August 26, 1998 the Company repriced all stock options which had been granted since June 29, 1997 to $6.00 per share, the closing price of its common stock on that date. Options for directors were not repriced.

   In November 1998, the Company acquired certain assets and assumed certain liabilities of PlasmaQuest, Inc. for approximately $23 subject to adjustment. The acquisition is not significant in relation to the Company's financial position.

                      APPLIED SCIENCE AND TECHNOLOGY, INC.

                (in thousands, except share and per share data)

(19) Quarterly Financial Data (Unaudited)

                                                                        Diluted
                                                                          Net
                                                   Earnings     Net    Earnings
                                   Total   Gross  (Loss) From Earnings  (Loss)
                                  Revenue Profit  Operations   (Loss)  Per Share
                                  ------- ------- ----------- -------- ---------
   1997
   First Quarter................. $ 9,860 $ 3,813   $  536     $  312    $0.05
   Second Quarter................   9,293   3,396      461        280     0.04
   Third Quarter.................  11,013   3,887      659        390     0.06
   Fourth Quarter................  17,801   6,314        3        (44)   (0.01)
                                  ------- -------   ------     ------    -----
   Year ended June 28............ $47,967 $17,410   $1,659     $  938    $0.14
                                  ======= =======   ======     ======    =====
   1998
   First Quarter................. $17,421 $ 6,474   $1,677     $1,155    $0.14
   Second Quarter................  22,440   8,230    2,099      1,275     0.15
   Third Quarter.................  23,461   8,207    2,252      1,577     0.18
   Fourth Quarter................  20,114   5,538     (119)        14      --
                                  ------- -------   ------     ------    -----
   Year ended June 27............ $83,436 $28,449   $5,909     $4,021    $0.47
                                  ======= =======   ======     ======    =====

(20) Comprehensive Income (unaudited)

   The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, in fiscal 1999. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This pronouncement requires that the accumulated total of other comprehensive income be shown as a separate component of stockholders' equity with additional disclosure of accumulated balances for each classification within other comprehensive income in addition to the reporting of total comprehensive income. Accumulated other comprehensive income, a component of stockholders' equity previously titled "cumulative translation adjustment," consists solely of foreign currency translation. The components of total comprehensive loss for the six months ended December 26, 1998 and December 27, 1997 are as follows:

                                                            Six Months Ended
                                                         -----------------------
                                                         December 27 December 26
                                                            1997        1998
                                                         ----------- -----------
   Net earnings (loss)..................................   $2,430      $(3,918)
   Other comprehensive income (loss)....................      (49)         141
                                                           ------      -------
   Comprehensive income (loss)..........................   $2,381      $(3,777)
                                                           ======      =======

   Leading medical and industrial equipment manufacturers choose ASTeX power source and reactive gas solutions

   [Photo of a laser for dermatology applications]

   Leading manufacturers of medical lasers for surgical, cosmetic, dermatology and vision correction procedures choose ASTeX direct current power sources for reliability and performance.

   [Photo of a laser marking system]

   A growing application served by ASTeX power sources is laser marking of a wide variety of products, such as electronic and automotive parts, and packaging for foods, beverages, and pharmaceuticals.

   [Photo of a person on the bed of an MRI machine with an operator next to the machine]

   Reliability and precision of ASTeX radio frequency power sources enable magnetic resonance imaging (MRI) systems to produce high-resolution images.

   [Photo of a person next to a sterilizer]

   ASTeX radio frequency sources power reactive gas systems that sterilize surgical and diagnostic instruments and avoid damage caused by traditional sterilization methods.

   [Photo of three of our ozone systems]
   [Photo of a person next to pipes]
   ASTeX's integrated high-pressure ozone delivery systems are used in groundwater remediation installations which destroy trace carcinogens that contaminate municipal water supplies.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Logo of Astex


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered.

   Item                                                               Amount
   ----                                                             -----------
   SEC Registration Fee............................................ $ 10,310.33
   Nasdaq Listing Fee..............................................   17,500.00
   Legal Fees and Expenses.........................................  225,000.00
   Blue Sky Fees and Expenses......................................    7,500.00
   Accounting Fees and Expenses....................................  125,000.00
   Printing and Engraving..........................................   75,000.00
   Miscellaneous Fees and Expenses.................................   49,689.67
                                                                    -----------
     Total......................................................... $510,000.00
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

   Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   The Certificate of Incorporation, as amended, and Bylaws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its Bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

 Exhibit
 Number                               Description
 -------                              -----------
    *1.1 --Form of Underwriting Agreement (as amended).

  ***4.1 --Certificate of Incorporation, as amended, dated July 1, 1992.

  ***4.2 --Certificate of Amendment of Certificate of Incorporation, dated
          September 1, 1993.

  ***4.3 --Bylaws, as amended.

 ****4.4 --Form of Certificate of Designation for the Series A Junior
          Participating Preferred Stock.

  ***4.5 --Specimen Common Stock Certificate.

    *5.1 --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered (as amended).

  **10.1 --Key Employee Agreement for Stanley Burg, dated as of December 11,
          1998

   *23.1 --Consent of KPMG Peat Marwick LLP.

   *23.2 --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1).

  **24.1 --Power of Attorney.

  **27.1 --Financial Data Schedule.

--------

*   Filed herewith.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-71467) filed with the Commission on January 29, 1999, and incorporated herein by reference.

*** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-69098-B) declared effective on November 9, 1993, and incorporated herein by reference.

**** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 5, 1998 in connection with the Company's adoption of a Shareholder Rights Plan, and incorporated herein by reference (Commission File No. 0-22646).

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts on the 9th day of February, 1999.

                                          Applied Science and Technology, inc.

                                                  /s/ Richard S. Post
                                          By: _________________________________
                                                      Richard S. Post
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Richard S. Post            Chairman of the Board,      February 9, 1999
______________________________________  Chief Executive Officer
           Richard S. Post              and President (principal
                                        executive officer)

        /s/ John M. Tarrh              Chief Financial Officer,    February 9, 1999
______________________________________  Senior Vice President of
            John M. Tarrh               Finance (principal
                                        financial and accounting
                                        officer) and Director

       /s/ Donald K. Smith             Director                    February 9, 1999
______________________________________
           Donald K. Smith

      /s/ John R. Bertucci             Director                    February 9, 1999
______________________________________
           John R. Bertucci

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Michael de Beaumont           Director                    February 9, 1999
______________________________________
         Michael de Beaumont

      /s/ Robert R. Anderson           Director                    February 9, 1999
______________________________________
          Robert R. Anderson

       /s/ Hans-Jochen Kahl            Director                    February 9, 1999
______________________________________
           Hans-Jochen Kahl

                                 EXHIBIT INDEX

 Exhibit
 Number                               Description
 -------                              -----------
    *1.1 --Form of Underwriting Agreement (as amended).
  ***4.1 --Certificate of Incorporation, as amended, dated July 1, 1992.
  ***4.2 --Certificate of Amendment of Certificate of Incorporation, dated
          September 1, 1993.
  ***4.3 --Bylaws, as amended.
 ****4.4 --Form of Certificate of Designation for the Series A Junior
          Participating Preferred Stock.
  ***4.5 --Specimen Common Stock Certificate.
    *5.1 --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered (as amended).
  **10.1 --Key Employee Agreement for Stanley Burg, dated as of December 11,
          1998
   *23.1 --Consent of KPMG Peat Marwick LLP.
   *23.2 --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1).
  **24.1 --Power of Attorney.
  **27.1 --Financial Data Schedule.

--------

*   Filed herewith.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-71467) filed with the Commission on January 29, 1999, and incorporated herein by reference.

*** Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-69098-B) declared effective on November 9, 1993, and incorporated herein by reference.

**** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 5, 1998 in connection with the Company's adoption of a Shareholder Rights Plan, and incorporated herein by reference (Commission File No. 0-22646).